UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No.       )
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The RMR Group Inc.
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Notice of 2023 Annual Meeting
of Shareholders and Proxy Statement
Wednesday, March 29, 2023 at 9:30 a.m., Eastern time
Live Webcast Accessible at
https://www.viewproxy.com/rmrgroup/2023

RMR GROUP

BUSINESS AT A GLANCE

THE RMR GROUP

The RMR Group (Nasdaq: RMR) is a leading U.S. alternative asset management company, unique for its focus on commercial real estate (CRE) and related businesses. RMR's vertical integration is supported by over 600 real estate professionals in more than 30 offices nationwide who manage over $37 billion in assets under management and leverage more than 35 years of institutional experience in buying, selling, financing and operating CRE. RMR benefits from a scalable platform, a deep and experienced management team and a diversity of direct real estate strategies across its clients. RMR is headquartered in Newton, MA and was founded in 1986. For more information, please visit www.rmrgroup.com.

RMR'S CLIENTS SPAN MULTIPLE REAL ESTATE SECTORS

Service Properties Trust	Nasdaq: SVC	Owns a large portfolio of hotels and retail service focused net lease properties nationwide.
Diversified Healthcare Trust	Nasdaq: DHC	Owns more than 375 medical office and life science properties, senior living communities and wellness centers across the country.
Office Properties Income Trust	Nasdaq: OPI	Owns a large portfolio of office properties primarily leased to single tenants, including the government, nationwide.
Industrial Logistics Properties Trust	Nasdaq: ILPT	Owns a national portfolio of industrial and logistics properties.
Seven Hills Realty Trust	Nasdaq: SEVN	Originates and invests in first mortgage loans secured by middle market and transitional CRE.
TravelCenters of America	Nasdaq: TA	Operates or franchises more than 280 travel centers and standalone truck service facilities primarily along the U.S. interstate highway system.
AlerisLife	Nasdaq: ALR	Manages 140 senior living communities within the U.S.
Sonesta	Private	Owns, manages and franchises more than 1,100 hotels, more than 95,000 guest rooms and a diversified portfolio of more than 15 brands across multiple markets.

2022 BUSINESS HIGHLIGHTS

- Assets under management (AUM) to $37.3 billion, a 14.2% increase year-over-year.
- Managed private capital AUM grew 187.0% year-over-year to $3.9 billion through expanding relationships with private capital partners to include additional investments in industrial and logistics properties and in medical office and life science assets.
- Construction management fees increased 97.5% year-over-year as RMR continued to expand its construction management and development capabilities to better serve its clients.
- In April, RMR increased its quarterly dividend by 5.3% to $0.40 per share, or $1.60 per share annually.
- RMR ended its fiscal year with approximately $189 million in cash and no debt. RMR believes it is well positioned to pursue a range of capital allocation strategies, including opportunistically taking advantage of market dislocation to promote long term growth.
- RMR executed more than 13.5 million square feet of leasing on behalf of its clients with a weighted average lease term of approximately 12.0 years and a weighted average rent roll-up of 15.5%.
- As part of a capital recycling program on behalf of its clients, RMR sold approximately $870 million of properties. Net proceeds from sales were primarily used to pay down debt.
- RMR was recognized as an ENERGY STAR Partner of the Year for the fourth consecutive year and named a Top Place to Work by The Boston Globe for the third consecutive year. RMR was recognized with 70 ENERGY STAR, 60 BOMA 360 and 56 LEED certified properties along with the Award for Corporate Excellence from the Institute of Real Estate Management (IREM) for the second time in three years.

As of September 30, 2022 unless otherwise noted.

LETTER TO OUR SHAREHOLDERS FROM YOUR BOARD OF DIRECTORS
Dear Fellow Shareholders:
Please join us for our 2023 Annual Meeting of Shareholders, which will be held virtually at 9:30 a.m. on Wednesday, March 29, 2023. The business to be conducted at the meeting is explained in the attached Notice of Meeting and Proxy Statement. We believe furnishing these materials over the Internet expedites your receipt of these important materials while lowering costs and reducing the environmental impact of our annual meeting.
We take seriously our role in the oversight of our Company’s long term business strategy, which is the best path to long term value creation for you, our shareholders. Despite macroeconomic headwinds and market volatility in 2022, we demonstrated significant fee stability and continued to have a strong balance sheet and a well covered dividend. Some of our other successes and accomplishments during the year include:
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Increasing our total assets under management to $37.3 billion, including increasing our private real estate assets under management by nearly 200% year over year.

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Being recognized by the Boston Business Journal as one of the fastest growing middle market companies in Massachusetts for the second consecutive year and by the U.S. Environmental Protection Agency as an “ENERGY STAR Partner of the Year” for the fourth consecutive year. We also won the IREM (Institute of Real Estate Management) Excellence award for the second time in three years for our commitment to the profession, our extraordinary achievements and the positive impact we have on our communities and were named as one of the Top Places to Work in Massachusetts by The Boston Globe for the third consecutive year.

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Growing our construction management fee revenue by 98% and building out our construction and development capabilities to better service our clients.

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Executing over 13.5 million square feet of leasing on behalf of our clients at a weighted average rent increase of 15.5%.

We continue to monitor changing events and circumstances with an eye to managing for the global good, mitigating the negative impact on our business and best positioning us for growth.
We thank you for your investment in our Company and for the confidence you put in this Board to oversee your interests in our business.
January 18, 2023
Jennifer B. Clark
Ann Logan
Rosen Plevneliev
Adam D. Portnoy
Jonathan Veitch
Walter C. Watkins, Jr.

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS OF THE RMR GROUP INC.
Location: Live Webcast Accessible at https://www.viewproxy.com/rmrgroup/2023 Date: Wednesday, March 29, 2023 Time: 9:30 a.m., Eastern time
Agenda:
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Elect the Director nominees identified in the accompanying Proxy Statement to our Board of Directors;

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Advisory vote to approve executive compensation;

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Ratify the appointment of Deloitte & Touche LLP as our independent auditors to serve for the 2023 fiscal year; and

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Transact such other business as may properly come before the meeting and at any postponements or adjournments of the meeting.

Record Date: You can vote if you were a shareholder of record as of the close of business on January 11, 2023 (the “Record Date”).
Attending the Annual Meeting: To provide all of our shareholders across the United States and abroad an opportunity to participate in our 2023 Annual Meeting, our 2023 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held.

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Record Owners: If you are a shareholder as of the close of business on the Record Date who holds shares directly, you may participate in our 2023 Annual Meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: https://www.viewproxy.com/rmrgroup/2023. Please have the control number located on your proxy card or voting information form available.

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Beneficial Owners: If you are a shareholder as of the close of business on the Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend our 2023 Annual Meeting. You will need to present evidence of your beneficial ownership of shares. You will not be able to vote your shares at our 2023 Annual Meeting without a legal proxy. Beneficial owners should complete the registration process at least three days in advance of our 2023 Annual Meeting to ensure that all documentation and verifications are in order.

Please see the accompanying Proxy Statement for additional information.
By Order of our Board of Directors,
Jennifer B. Clark
Managing Director, Executive Vice President,
General Counsel and Secretary
January 18, 2023

PROXY STATEMENT
The Board of Directors (our “Board”) of The RMR Group Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), is furnishing this proxy statement and accompanying proxy card (or voting instruction form) to you in connection with the solicitation of proxies by our Board for our 2023 annual meeting of shareholders. To provide all of our shareholders across the United States and abroad an opportunity to participate in our annual meeting, our annual meeting will be held virtually via live webcast on Wednesday, March 29, 2023, at 9:30 a.m., Eastern time, subject to any postponements or adjournments thereof (the “2023 Annual Meeting”). We are first making these proxy materials available to shareholders on or about January 18, 2023.
Only owners of record of shares of common stock of our Company as of the close of business on January 11, 2023, the Record Date for our 2023 Annual Meeting, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments of the meeting. Holders of shares of Class A Common Stock, par value $0.001 per share (“Class A Common Shares”), of the Company are entitled to one vote for each Class A Common Share, holders of shares of Class B-1 Common Stock, par value $0.001 per share (“Class B-1 Common Shares”), of the Company are entitled to ten votes for each Class B-1 Common Share and holders of shares of Class B-2 Common Stock, par value $0.001 per share (“Class B-2 Common Shares,” and, together with Class A Common Shares and Class B-1 Common Shares, “Common Shares”), of the Company are entitled to ten votes for each Class B-2 Common Share. Holders of our Class A Common Shares, Class B-1 Common Shares and Class B-2 Common Shares will vote as a single class on all matters at our 2023 Annual Meeting. Our Class A Common Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”). At the close of business on January 11, 2023, there were 15,604,222 Class A Common Shares, 1,000,000 Class B-1 Common Shares and 15,000,000 Class B-2 Common Shares issued and outstanding.
The mailing address of our principal executive office is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR 2023 ANNUAL MEETING TO BE HELD ON WEDNESDAY, MARCH 29, 2023.
The Notice of 2023 Annual Meeting, Proxy Statement and Annual Report to Shareholders for the fiscal year ended September 30, 2022 are available at www.proxyvote.com.

PLEASE VOTE
Please vote to play a part in our future. Nasdaq rules do not allow a broker, bank or other nominee who holds shares on your behalf to vote on nondiscretionary matters without your instructions.
PROPOSALS THAT REQUIRE YOUR VOTE
PROPOSAL		MORE INFORMATION	BOARD RECOMMENDATION	VOTES REQUIRED FOR APPROVAL
1	Election of Directors	Page 11	✓ FOR	Plurality of all votes cast
2	Advisory vote to approve executive compensation	Page 26	✓ FOR	Majority of all votes cast*
3	Ratification of independent auditors	Page 43	✓ FOR	Majority of all votes cast*

*
Nonbinding advisory vote.

You can vote in advance in one of three ways:
via the internet
Visit www.proxyvote.com and enter your 16 digit control number provided in your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form before 11:59 p.m., Eastern time, on March 28, 2023 to authorize a proxy VIA THE INTERNET.

by phone
Call 1-800-690-6903 if you are a shareholder of record and 1-800-454-8683 if you are a beneficial owner before 11:59 p.m., Eastern time, on March 28, 2023 to authorize a proxy BY TELEPHONE. You will need the 16 digit control number provided on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form.

by mail	Sign, date and return your proxy card if you are a shareholder of record or voting instruction form if you are a beneficial owner to authorize a proxy BY MAIL.

If the meeting is postponed or adjourned, these times will be extended to 11:59 p.m., Eastern time, on the day before the reconvened meeting.
PLEASE VISIT: www.proxyvote.com
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To review and download easy to read versions of our Proxy Statement and Annual Report.

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To sign up for future electronic delivery to reduce the impact on the environment.

THE RMR GROUP INC.	2023 Proxy Statement 1

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board Composition

We are currently governed by a six member Board of Directors. Ensuring our Board is comprised of Directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds and effectively represent the long-term interests of shareholders is a top priority of our Board and our Nominating and Governance Committee. Our Board regularly evaluates its composition. Our Board’s expansion and refreshment activities have increased the ratio of Independent Directors to Managing Directors, and created more skill mix and diversity.
Sustainability

Environmental We are focused on environmental sustainability and seek to mitigate the impact of the assets we manage.

Social
Our success depends on human capital. We are deeply committed to our employees and other stakeholders and to serving our clients and their tenants, guests residents and patrons and look for opportunities to have a positive social impact on the communities in which we operate.

Governance
We are committed to corporate governance that promotes the long term interests of our shareholders and other stakeholders; our Governance Guidelines provide a framework for effective governance while our Code of Business Conduct and Ethics ensures we operate with the utmost integrity and in compliance with applicable laws and regulations.

We understand the importance of leading a sustainable business and regularly consider ways to improve our internal culture and the communities in which we operate. Our annual sustainability report can be found at https://www.rmrgroup.com/corporate-sustainability. In this “Sustainability” section, unless the context requires otherwise, references to “we,” “us” and “our” refer to The RMR Group Inc. and The RMR Group LLC (“RMR LLC”). Highlights of our Environmental, Social and Governance (“ESG”) strategies are as follows:
Environmental. We understand the importance of environmental sustainability and seek to mitigate the impact of the properties we manage through strategies and best practices that enhance competitiveness and optimize operational efficiency. In 2022, we announced our “Zero Emissions Promise”. For all properties where we directly manage energy, we are committing to a goal of net zero by 2050 and a 50% reduction by 2030 from a 2019 baseline as it relates to scope 1 and 2 emissions. We anticipate emissions reductions will occur through a combination of strategic capital investments in energy efficiency by our applicable clients, stakeholder engagement to promote sustainable behavior, the deployment of on site solar and the purchase of energy from renewable sources.
We have incorporated specific sustainability objectives into our overall business strategy and portfolio management through the following programs:
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Climate scenario analyses performed across multiple time horizons and multiple potential future global emissions levels.

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Engage with tenant stakeholders on common sustainability goals to promote environmental performance alignment.

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Environmental surveys are conducted prior to acquiring a property.

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Environmental safety checklists at the property level are reviewed quarterly.

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Environmental safety training for engineers is conducted annually with 100% participation.

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Waste programs include diversion, rightsizing, education and expense management.

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Environmental-friendly cleaning and pest control support indoor environmental quality.

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Real-time energy monitoring, energy and water audits and energy conservation best practices meetings.

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Development and building improvement capital programs with a focus on high-performance operations that result in reduced energy use and emissions.

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Number of ENERGY STAR® and Leadership in Energy and Environmental Design (“LEED®”) certified buildings continue to increase each year.

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Energy costs managed through supply contracts in deregulated energy markets.

We received the ENERGY STAR® Partner of the Year Award for the fourth consecutive year and for a second year with a Sustained Excellence designation for our outstanding efforts in Energy Management in executing ENERGY STAR® related activities at buildings we manage on behalf of our clients. In 2022, we earned LEED® Proven Provider™ recognition from the US Green Building Council for demonstrating successful and consistent performance in the LEED Project Administrator role.
Social. We believe the foundation of our success begins with ensuring our employees are given the opportunity to participate in first-in-class benefits programs and competitive salaries. We aim to attract professionals that seek out and capture synergies throughout the organization and their personal lives while advancing social and environmental stewardship. Diversity within our teams helps drive individual and group performance that benefits us and our clients.
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Employees and Equal Opportunity. As of September 30, 2022, we employed approximately 600 real estate professionals, including 49% in our corporate office and 51% across our more than 30 offices throughout the United States. The average tenure of our employees was 6.5 years. We ensure employees receive competitive salaries and benefits and we aim to attract professionals who will uphold our values of social and environmental stewardship.

We are an equal opportunity employer, with all qualified applicants receiving consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or protected veteran status. Throughout our organization, including our Board, we are committed to racial equality and fostering a culture of diversity and inclusion. We have made diversity and inclusion an important part of our hiring, retention and development programs. As of September 30, 2022, 35% and 28% of our approximately 600 employees were female and non-white, respectively.
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Board Diversity. As of September 30, 2022, our Board of Directors composition included 50% of members from underrepresented communities, including 33% female and 17% African American. Our Board has satisfied Nasdaq’s objective for the number of diverse directors set forth in Nasdaq Rule 5605(f) ahead of the deadlines for compliance.

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Employee Engagement, Education and Training. Our employee engagement initiatives align with our goal of being an employer of choice with a thriving workforce that encourages career enrichment and positions us for growth. Our programs are carefully designed for hiring, developing and retaining the best talent in the real estate industry. Our recruiting programs, on-boarding and retention programs and our development and on-going training programs currently include the following:

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LiveWell Employee Wellness Program: Our LiveWell program has steadily gained traction since it was launched in 2016 with the goal of providing resources and incentives to enhance employees’ physical, emotional and financial wellness. LiveWell includes a range of educational presentations, webinar series and wellness competitions.

THE RMR GROUP INC.	2023 Proxy Statement 3

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Managing with Impact: Since 2016, we hosted Managing with Impact workshops for managers throughout the company to expand their perspectives and increase their confidence as a new manager. Within their first year, managers complete the workshop and learn how to effectively delegate, solve problems and give meaningful performance feedback.

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Tuition Reimbursement Program: We offer tuition assistance up to $20,000 annually for work-related education from accredited colleges and universities in order to deepen employees’ skillsets and support personal enrichment.

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Accelerated Women in Leadership Program: Our Accelerated Women in Leadership Program (“AWLP”) is a targeted learning experience that helps women strengthen and leverage their contribution and impact as professionals and leaders. Participants explore a variety of topics that help them manage biases that can be limiting, strengthen their executive presence, influence and negotiate more effectively, and integrate work and home life. Starting in 2020, each year a cohort of women professionals participate in AWLP.

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Analyst Conversion Program: Our Analyst Conversion Program is designed to attract new talent to our industry who otherwise may not have thought of real estate as a career path. The program echoes our belief that a great first step toward a successful and lasting career in real estate is an analyst role and that we can increase the diversity in our talent pipeline with outreach to students who are members of groups traditionally underrepresented in real estate by gender, race and ethnicity.

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Next Generation Executive Program: In 2021 and 2022, we sponsored three rising leaders in The Partnership, Inc.’s Next Generation Executive Program (“NGE”). Admission to NGE is highly competitive and limited to a select group of America’s most promising multicultural leaders. The program prepares future leaders to meet the unique challenges facing today’s senior executive. Program areas include strategic innovation, organizational change, operating in a global market, team leadership and executive resiliency.

We also prioritize on-going education and training for all employees across our organization as follows:
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Engineering Development Program: Given the increasing challenges within the real estate industry of attracting a qualified and diverse pool of engineers throughout the country, we made it a strategic focus to develop the next generation of qualified building engineers. Our Engineering Development Program standardizes the recruitment and development of engineering candidates to prepare them for open positions and to plan for future engineering needs. We recruit from various trade schools and job fairs to identify candidates for the two-year program with a curriculum that includes specific onboarding plans for training in electrical, HVAC, or plumbing trades and covers a range of essential engineering staff development topics.

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Industry Associations & Credentials: In order to further their professional development, many of our employees seek out credentials and association memberships, with any membership costs reimbursed by us. Examples of credentials and association memberships include: BOMA Membership and Event Participation, Certified Property Manager, Certified Public Accountant, National Association of Industrial and Office Properties, LEED Accredited Professional, Certified Energy Manager and Fitwel Ambassador.

In 2022, we were recognized by The Boston Globe for the third consecutive year as one of The Top Places to Work in Massachusetts in the Large Employers category. In 2021, we received the Excellence Award from the Institute of Real Estate Management. In 2020, we were recognized by the Boston Business Journal as the “Fastest Growing Middle Market Company in Massachusetts,” and by Commercial Property Executive as 9th in its list of Top Commercial Property Management Companies.
Governance.
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Board and Management Diversity. We are an equal opportunity employer that believes workforce excellence starts at the highest levels of our organization and extends to every employee within our organization. Members of our and our clients’ leadership teams are comprised of individuals who exhibit ethics and integrity, have business acumen, sound judgment and a strong record of

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achievements. Our Board and all of its committees include members of diverse backgrounds, perspectives and experiences, including professional experience, skills and community membership.
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Inclusive Work Culture. We seek to attract and retain top talent through an inclusive work culture with leadership programs and initiatives like the RMR Leans In program, Accelerated Women in Leadership Program, Managing with Impact and other internal investments in broad-based training and development.

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ESG Program. Our ESG program is managed within the functional groups that perform environmental, social and governance activities. These functional groups, including Investor Relations, Engineering and Human Resources, report to members of the executive committee, which oversees all ESG activities. Our independent board members and those of our clients review our ESG program performance and provide feedback that helps shape existing and new initiatives. We have a broad range of corporate governance and sustainability policies, guidelines and procedures designed to encourage consideration of ESG criteria in the broader context of investment and property management and to ensure compliance with applicable laws.

To learn more about our sustainability initiatives, visit www.rmrgroup.com/corporate-sustainability.
Key Responsibilities of Our Board

Oversight of Strategy	Oversight of Risk	Succession Planning

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Our Board oversees and monitors strategic planning.

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Business strategy is a key focus of our Board and embedded in the work of Board committees.

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Company management is charged with executing business strategy and provides regular performance updates to our Board.

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Our Board oversees risk management.

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Board committees, which meet regularly and report back to our full Board, play significant roles in carrying out the risk oversight function.

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Company management is charged with managing risk, through robust internal processes and effective internal controls.

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Our Board oversees succession planning and talent development for senior executive positions.

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Our Nominating and Governance Committee makes an annual report to our Board on succession planning.

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In the event of a succession, our entire Board may work with our Nominating and Governance Committee, or the Independent Directors, as applicable, to nominate and evaluate potential successors.

Our Board’s Role in Oversight of Risk Management

Our Board is elected by our shareholders to oversee our business and long term strategy. As part of fulfilling its responsibilities, our Board oversees the safeguarding of our assets, the maintenance of appropriate financial and other internal controls and our compliance with applicable laws and regulations. Inherent in these responsibilities is our Board’s understanding and oversight of the various risks we face. Our Board considers that risks should not be viewed in isolation and should be considered in virtually every business decision and as part of our business strategy.
Our Board oversees risk as part of its general oversight of our Company. Oversight of risk is addressed as part of various Board and Board committee activities and through regular and special Board and Board committee meetings. Our day to day business is conducted by our management, and our management and our Director of Internal Audit are responsible for incorporating risk management in their activities. Our Director of Internal Audit regularly meets with our Audit Committee and provides us with advice and assistance with our risk management function.

THE RMR GROUP INC.	2023 Proxy Statement 5

In discharging their oversight responsibilities, our Board and Board committees review regularly a wide range of reports management, internal audit and service providers provide, including:
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reports on market and industry conditions;

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operating and regulatory compliance reports;

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financial reports;

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reports on risk management and ESG activities and initiatives;

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regulatory and legislative updates that may impact us;

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reports on the security of our information technology processes and our data; and

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legal proceeding updates and reports on other business related matters.

Our Board and Board committees discuss these matters among themselves and with our management, our Director of Internal Audit, legal counsel, our independent auditors and other professionals, as appropriate.
Our Audit Committee takes a leading role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management, including cybersecurity, and our compliance with legal and regulatory requirements. Our Board and Audit Committee review periodic reports from our independent auditors regarding potential risks, including risks related to our internal control over financial reporting. Our Audit Committee also reviews an internal audit plan developed by our Director of Internal Audit with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes on an annual basis. Our Audit Committee meets at least quarterly and reports its findings to our Board. Our Audit Committee also meets periodically with our Director of Internal Audit to review the results of our internal audits, and directs or recommends to our Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management.
Our Audit Committee considers risks related to cybersecurity and receives regular reports from our management regarding cybersecurity risks and countermeasures being undertaken or considered by us, including updates on the internal and external cybersecurity landscape and relevant technical developments.
Our Compensation Committee whose responsibilities are detailed in its charter, among other responsibilities, reviews the goals and objectives of our executive compensation program; reviews and approves annually the compensation paid by us to each of our executive officers; and reviews and considers the incentives and risks associated with our compensation policies and practices. Also, our Compensation Committee and our Board consider that we have a share award program that requires share awards to executive officers to vest over a period of years. We believe that the use of share awards vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages our management to make longer term and appropriately risk balanced decisions.
It is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for us to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, our ability to manage risk is subject to substantial limitations.
To learn more about the risks we face, you can review the matters discussed in Part I, Item 1A. “Risk Factors” and “Warning Concerning Forward Looking Statements” in our Annual Report to Shareholders for the fiscal year ended September 30, 2022 (the “Annual Report”). The risks described in the Annual Report are not the only risks we face. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect our business, financial condition or results of operations in future periods.
Director Independence

Under the corporate governance listing standards of the Nasdaq, to be considered independent:
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a director must not have a disqualifying relationship, as defined in the corporate governance section of the Nasdaq rules; and

6 THE RMR GROUP INC.	2023 Proxy Statement

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our Board must affirmatively determine that the director otherwise has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate the director independence assessment process, our Board has adopted written Governance Guidelines as described below.

Our Board is comprised of six Directors, including four Independent Directors and two Managing Directors. Under our bylaws (our “Bylaws”), so long as the number of directors is less than five, at least one director must meet the qualifications of a Managing Director and, so long as the number of directors is five or greater, at least two directors must meet the qualifications of a Managing Director. As set forth in our Bylaws, Independent Directors are Directors who are not employees of our Company or any of our subsidiaries, are not involved in our or our subsidiaries’ day to day activities and are persons who qualify as independent under the applicable rules of the Nasdaq and the Securities and Exchange Commission (the “SEC”). As set forth in our Bylaws, Managing Directors are Directors who are not Independent Directors and who have been employees of our Company or any of our subsidiaries or involved in our day to day activities, or the activities of any of our subsidiaries or any of their predecessors for at least one year prior to such Director’s election.
Our Board affirmatively determines whether Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors or directors of our subsidiaries. In making independence determinations, our Board observes the Nasdaq and SEC criteria, as well as the criteria set forth in our governing documents. When assessing a Director’s relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but also from that of the persons or organizations with which the Director has an affiliation. Based on this review, our Board has determined that Ann Logan, Rosen Plevneliev, Jonathan Veitch and Walter C. Watkins, Jr. currently qualify as independent directors under applicable Nasdaq and SEC criteria and as Independent Directors under our governing documents. In making these independence determinations, our Board reviewed and discussed additional information provided by us and the Directors with regard to each of the Directors’ relationships with us and our affiliates and those companies to which we or our affiliates provide management or advisory services, as applicable. Our Board has concluded that none of these four Directors possessed or currently possesses any relationship that could impair her or his judgment in connection with her or his duties and responsibilities as a Director of our Company or that could otherwise be a direct or indirect material relationship under applicable Nasdaq and SEC standards.
Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, our Independent Directors are expected to meet in regularly scheduled meetings at which only Independent Directors are present. Our Independent Directors also meet with our officers, with our Director of Internal Audit and with our independent auditors. The presiding Director for purposes of leading Independent Director sessions will be the Lead Independent Director, unless the Independent Directors determine otherwise.
Board Leadership Structure

All Directors play an active role in overseeing our business both at our Board and committee levels. As set forth in our Governance Guidelines, the core responsibility of our Directors is to exercise sound, informed and independent business judgment in overseeing our Company and our strategic direction. Our Directors are skilled and experienced leaders and currently serve or have served as members of senior management in public and private for profit and nonprofit organizations, and also have served as government officials and in academia. Our Directors may be called upon to provide solutions to various complex issues and are expected to, and do, ask hard questions of our officers and advisers. Our Board is small, which facilitates informal discussions and communication from our management to our Board and among Directors.
Adam D. Portnoy has served as Chair of our Board since 2022. Our Board believes that Mr. Portnoy’s leadership and extensive familiarity with our day to day business provide valuable insight for our Board. Our Chief Financial Officer and Treasurer and our Director of Internal Audit regularly attend Board and Board committee meetings. Special meetings of our Board may be called at any time by the President or by a majority of the Directors then in office. Our Managing Directors, in consultation with our management and our Director of Internal Audit, set the agenda for Board meetings. Other Directors may suggest agenda items

THE RMR GROUP INC.	2023 Proxy Statement 7

as well. Discussions at Board meetings are led by the Chair of the Board, the Managing Director, the Independent Director or a member of management who is most knowledgeable on a subject.
Four of our Directors are independent under the applicable Nasdaq and SEC criteria and our governing documents. All of the members of our Audit Committee, Nominating and Governance Committee and Compensation Committee are independent under the applicable listing requirements and rules of the Nasdaq and other applicable laws, rules and regulations, including those of the SEC. As set forth in our governing documents, two of our Directors are Managing Directors, persons who have been employees of our Company or our subsidiaries or involved in our day to day activities or in the day to day activities of any of our subsidiaries or any of their predecessors for at least one year prior to such Director’s election.
Lead Independent Director

We have a Lead Independent Director who is selected annually by the vote of a majority of our Independent Directors. Currently, Mr. Plevneliev serves as our Lead Independent Director. Our Lead Independent Director has well-defined, robust responsibilities that include:
•
assisting the board in evaluating its effectiveness;

•
presiding at all meetings of our Board at which the Chair or a Managing Director is not present;

•
presiding at all meetings and executive sessions of the Independent Directors;

•
having the authority to call meetings of the Independent Directors or executive sessions of the Independent Directors;

•
serving as the principal liaison between the Independent Directors and our management;

•
assisting our Compensation Committee in its annual evaluation of the performance of our executive officers;

•
setting agendas for meetings of the Independent Directors;

•
authorizing the retention of advisors and consultants who report directly to the Independent Directors when appropriate; and

•
if requested, and in coordination with the Chair of our Board and our management, being reasonably available for consultation and direct communication with stockholders.

Code of Business Conduct and Ethics and Committee Governance

Our Board is committed to corporate governance that promotes the long term interests of our shareholders. Our Board has established Governance Guidelines that provide a framework for effective governance. Our Board regularly reviews developments in corporate governance and updates our Governance Guidelines and other governance materials as it deems necessary and appropriate.
We have also adopted a Code of Business Conduct and Ethics (the “Code”) to, among other things, provide guidance to our Directors, officers and employees to ensure compliance with applicable laws and regulations.
Our Board has an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee each have adopted a written charter, and each Board committee reviews its written charter on an annual basis to consider whether any changes are required.
Our Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of Independent Directors under applicable Nasdaq rules who also meet the independence criteria applicable to audit committees under the Sarbanes-Oxley Act of 2002 and the SEC’s implementing rules under that law.
We are a “controlled company” under the rules of the Nasdaq because Adam D. Portnoy holds more than 50% of our voting power. Although that would allow our Compensation Committee and Nominating and

8 THE RMR GROUP INC.	2023 Proxy Statement

Governance Committee to include Independent Directors and Managing Directors, both committees are comprised solely of Independent Directors.
Our corporate governance materials are available for review in the governance section of our website, including our Governance Guidelines, the charter for each Board committee, the Code and information about how to report concerns or complaints about accounting, internal accounting controls or auditing matters and any violations or possible violations of the Code and how to communicate with our Directors, individually or as a group. To access these documents on our website visit www.rmrgroup.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code that apply to the principal executive officer, principal financial officer or controller, or persons performing similar functions, by posting such information on our website.
Prohibition on Hedging

Our Insider Trading Policies and Procedures expressly prohibit members of our Board and our officers from engaging in hedging transactions involving our securities and those of any public company to which RMR LLC or its affiliates provide management services.
Nominations for Directors

Our Nominating and Governance Committee is responsible for identifying and evaluating nominees for Director and for recommending to our Board nominees for election at each annual meeting of shareholders. Our Nominating and Governance Committee may consider candidates suggested by our Directors, officers or shareholders or by others. Shareholders who would like to recommend a nominee for the position of Director should submit their recommendations in writing by mail to the Chair of our Nominating and Governance Committee, c/o Secretary, The RMR Group Inc., at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or by email to secretary@rmrgroup.com. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, as well as the addresses and telephone numbers for contacting the shareholder and the candidate for more information. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Recommendations by shareholders will be considered by our Nominating and Governance Committee in its discretion using the same criteria as other candidates it considers.
Communications with Our Board

Our Board has established a process to facilitate communication by shareholders and other interested parties with Directors. Communications should be addressed to Directors in care of the Secretary, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or by email to secretary@rmrgroup.com.
Shareholder Nominations and Other Proposals

Deadline to Submit Nominations and Proposals for the 2024 Annual Meeting of Shareholders for Purposes of Rule 14a-4(c)(1): To be timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholder nominations and proposals intended to be made at the 2024 annual meeting of shareholders must be received by us not later than December 4, 2023; provided, that, if the date of the 2024 annual meeting of shareholders is more than 30 days earlier or later than March 29, 2024, then a shareholder’s notice must be so delivered a reasonable time before we send our proxy materials for the 2024 annual meeting of shareholders to our shareholders.
Deadline to Submit Proposals for the 2024 Annual Meeting of Shareholders for Purposes of Rule 14a-8: Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office on or before September 20, 2023 in order to be eligible to be included in the proxy statement for the 2024 annual meeting of shareholders; provided, that, if the date of the 2024 annual meeting of shareholders is more than 30 days before or after March 29, 2024, such a proposal must be submitted within

THE RMR GROUP INC.	2023 Proxy Statement 9

a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials in certain circumstances or if conditions specified in the rule are not met.
Deadline to submit Nominations for the 2024 Annual Meeting of Shareholders for Purposes of Rule 14a-19: To be timely for purposes of Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than our Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 no later than January 29, 2024.

10 THE RMR GROUP INC.	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of our Nominating and Governance Committee, our Board has nominated Jennifer B. Clark and Adam D. Portnoy for election as Managing Directors and Ann Logan, Rosen Plevneliev, Jonathan Veitch and Walter C. Watkins, Jr. for election as Independent Directors. Each Director nominee currently serves on our Board. If elected, each nominee would serve until our 2024 annual meeting of shareholders and until her or his successor is duly elected and qualifies, subject to the individual’s earlier death, resignation, retirement, disqualification or removal.
We expect that each nominee for election as a Director will be able to serve if elected. However, if a nominee should become unable or unwilling to serve, proxies may be voted for the election of a substitute nominee designated by our Board.

THE RMR GROUP INC.	2023 Proxy Statement 11

Director Criteria, Qualifications, Experience and Tenure
Our Board performs an assessment of the skills and the experience needed to properly oversee the interests of our Company. Generally, our Board reviews both the short- and long-term strategies of our Company to determine what current and future skills and experience are required of our Board in exercising its oversight function and in the context of our strategic priorities. Our Nominating and Governance Committee and our Board consider the qualifications, characteristics and skills of Directors and Director candidates individually and in the broader context of our Board’s overall composition when evaluating potential nominees for election as Director.
Our Board believes that its members should:

•
exhibit high standards of integrity and ethics;

•
have business acumen, practical wisdom, ability to exercise sound judgment in a congenial manner and be able to make independent analytical inquiries;

•
have a strong record of achievements;

•
have knowledge of the asset management industry, commercial real estate (“CRE”) industry and real estate investment trusts (“REITs”);

•
have diverse perspectives, backgrounds and experiences, including professional background, skills and community membership; and

•
be committed to serve on our Board over a period of years in order to develop knowledge about our operations and have sufficient time and availability to devote to Board and committee matters.

In addition, our Board has determined that our Board, as a whole, should strive to have the right mix of characteristics and skills necessary to effectively perform its oversight responsibilities. Our Board believes that Directors with one or more of the following professional skills or experiences can assist in meeting this goal:

•
work experience with a proven record of success in his, her or their field;

•
risk oversight/management expertise;

•
accounting and finance, including a high level of financial literacy and understanding of the impact of financial market trends on the real estate industry;

•
operating business and/or transactional experience;

•
management/leadership experience;

•
knowledge of our historical business activities;

•
familiarity with client sectors;

•
familiarity with the public capital markets;

•
experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•
service on other public company boards and committees;

•
qualifying as a Managing Director in accordance with the requirements of our governing documents; and

•
qualifying as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our governing documents.

12 THE RMR GROUP INC.	2023 Proxy Statement

Board Diversity Matrix

The Nominating and Governance Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our Board. The table below provides certain information regarding the composition of our Board as of January 18, 2023 and the immediately prior year. Our Board has satisfied Nasdaq’s objective for the number of diverse directors set forth in Nasdaq Rule 5605(f) ahead of the deadlines for compliance. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.
Total Number of Directors				6
Part I: Gender Identity	Female	Male	Non-Binary		Did Not Disclose Gender
Directors	2	4	—		—
Part II: Demographic Background
African American or Black	—	1	—		—
Alaskan Native or Native American	—	—	—		—
Asian	—	—	—		—
Hispanic or Latinx	—	—	—		—
Native Hawaiian or Pacific Islander	—	—	—		—
White	2	3	—		—
Two or More Races or Ethnicities	—	—	—		—
LGBTQ+				—
Did Not Disclose Demographic Background				—
A plurality of all the votes cast is required to elect a Director at our 2023 Annual Meeting.
The names, principal occupations and certain other information about the nominees for Director, as well as a summary of the key experiences, qualifications, attributes and skills that led our Nominating and Governance Committee and our Board to conclude that such persons are currently qualified to serve as Directors, are set forth on the following pages.
Our Board of Directors recommends a vote “FOR” the election of all Director nominees.

THE RMR GROUP INC.	2023 Proxy Statement 13

Director Nominees to be Elected at Our 2023 Annual Meeting

Jennifer B. Clark, 61, Managing Director
DIRECTOR SINCE 2018 BOARD COMMITTEES None
PROFESSIONAL EXPERIENCE:
•
Executive Vice President, General Counsel and Secretary of RMR Inc. since 2015.

•
Executive Vice President and General Counsel of RMR LLC since 2008 and its Secretary since 2015 and prior to that, its Senior Vice President since 2006 and Vice President since 1999.
•
Secretary of Diversified Healthcare Trust, Industrial Logistics Properties Trust, Service Properties Trust, Office Properties Income Trust, Seven Hills Realty Trust, AlerisLife Inc. and TravelCenters of America Inc.
•
Officer of ABP Trust.

•
Director and secretary of Sonesta International Hotels Corporation and its parent.

•
Director, executive vice president, general counsel and secretary of Tremont Realty Capital LLC.
•
Trustee of Diversified Healthcare Trust from 2018 to June 2021.

•
Trustee of Seven Hills Realty Trust from 2019 to January 2021 and chief legal officer of Seven Hills Realty Trust from 2002 to January 2021.
•
Until RMR Advisors LLC merged with and into Tremont Realty Capital LLC in January 2021, director of RMR Advisors LLC from 2016, its president and chief executive officer from 2019 and prior to that as its executive vice president, general counsel and secretary from October 2017 through December 2018, and its vice president and chief legal officer from 2007 through September 2017, and its secretary since 2004.
•
Partner at the law firm of Sullivan & Worcester prior to joining RMR LLC.

OTHER RMR PUBLIC CLIENT BOARDS(1):
•
AlerisLife Inc. (since 2020)

•
Office Properties Income Trust (since 2021)

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Ms. Clark brings to our board extensive professional skills and experience in legal, corporate governance and real estate matters. Ms. Clark possesses extensive experience in, and knowledge of, the commercial real estate industry and REITs, and institutional knowledge earned through prior service as an officer of our Company and leadership positions with RMR LLC. Ms. Clark identifies as Caucasian and as female. Ms. Clark qualifies as a Managing Director in accordance with the requirements of our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Public Company Board
REIT/Real Estate	Investment Expertise	ESG	Public Company Executive
Legal/Regulatory

(1)
RMR LLC or its subsidiaries currently provide management services to seven public companies, including the following five public companies that do not have any employees of their own: Diversified Healthcare Trust (Nasdaq: DHC), Industrial Logistics Properties Trust (Nasdaq: ILPT), Office Properties Income Trust (Nasdaq: OPI), Service Properties Trust (Nasdaq: SVC) and Seven Hills Realty Trust (Nasdaq: SEVN). For these companies with no employees, RMR LLC or its subsidiaries provide all business operations and functions pursuant to the terms of the applicable business management agreements with those companies. RMR LLC also provides business management services to two public operating companies, AlerisLife Inc. (Nasdaq: ALR) and TravelCenters of America Inc. (Nasdaq: TA), both of which have their own employees but some members of the senior leadership of these companies are also RMR LLC employees.

14 THE RMR GROUP INC.	2023 Proxy Statement

Ann Logan, 68, Independent Director
DIRECTOR SINCE 2015 BOARD COMMITTEES Audit (Chair) Compensation Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
Various executive roles at Fannie Mae, a U.S. Government sponsored enterprise with various classes of publicly owned securities, including as executive vice president of the single family mortgage business from 1998 to 2000 and as executive vice president and chief credit officer from 1993 to 1998.
•
Former board member of The Washington School for Girls and Georgetown Preparatory School and chair of the board of trustees of Bryn Mawr College.
•
Director of PHH Corporation, a New York Stock Exchange listed company providing real estate mortgage and automotive fleet services from 2005 to 2010, where she was chair of the risk management committee and served on the audit and compensation committees.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Ms. Logan brings to our Board valuable perspective on the broader real estate industry and significant experience in the real estate mortgage and credit industries. Ms. Logan possesses professional skills, training and expertise in finance and risk management matters, as well as demonstrated management ability gained in part from service on boards and board committees and experience as a senior executive of a public company. Ms. Logan identifies as Caucasian and as female. Ms. Logan qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Expertise	REIT/Real Estate
Investment Expertise	ESG	Public Company Executive

THE RMR GROUP INC.	2023 Proxy Statement 15

Rosen Plevneliev, 58, Independent Director
DIRECTOR SINCE 2017 LEAD INDEPENDENT DIRECTOR SINCE 2022 BOARD COMMITTEES Audit Compensation Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
President of Bulgaria from January 22, 2012 to January 22, 2017.

•
Bulgaria’s Minister of Regional Development and Public Works from 2009 to 2011, overseeing the country’s infrastructure, communications and development projects.
•
Former partner and chief executive officer of IRIS International Ltd, a construction management firm that he founded in 1990, and managed several prominent projects in Germany and Bulgaria, including the Reichstag, Munich Airport and the Sofia Business Park, the first business park in Bulgaria and the largest office park in southeastern Europe.
•
Former member of the board of directors of the American Chamber of Commerce in Bulgaria, the board of the Confederation of Employers and Industrialists in Bulgaria and the board of the “For Our Children” Foundation.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Plevneliev brings to our Board executive experience and demonstrated leadership ability as a former head of state. Additionally, Mr. Plevneliev leverages his experience heading large scale real estate construction and development projects in both the public and private sectors, as well as his experience as a senior executive of a construction management company in fulfilling his duties on our Board. Mr. Plevneliev identifies as Caucasian and as male. Mr. Plevneliev qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	ESG
Real Estate Construction Management	Diplomacy and Leadership

16 THE RMR GROUP INC.	2023 Proxy Statement

Adam D. Portnoy, 52, Managing Director
DIRECTOR SINCE 2015 CHAIR OF OUR BOARD SINCE 2022 BOARD COMMITTEES None
PROFESSIONAL EXPERIENCE:
•
President and Chief Executive Officer of RMR Inc., since shortly after our formation in 2015.
•
President and Chief Executive Officer of RMR LLC since 2005, and Director from 2006 to June 5, 2015 when RMR LLC became a majority owned subsidiary of our Company and we became RMR LLC’s managing member.
•
Chair of the boards of Diversified Healthcare Trust, Industrial Logistics Properties Trust, Office Properties Income Trust, Seven Hills Realty Trust, Service Properties Trust, AlerisLife Inc. and TravelCenters of America Inc.
•
Director of RMR Advisors LLC from 2007 to January 2021 until it merged with and into Tremont Realty Capital LLC, its president from 2007 to September 2017, and chief executive officer from 2015 until September 2017.
•
Director of Tremont Realty Capital LLC since March 2016 and served as its president and chief executive officer from March 2016 to December 2017.
•
Sole trustee and controlling shareholder and an officer of ABP Trust, our controlling shareholder.
•
Director and controlling shareholder of Sonesta International Hotels Corporation and its parent.
•
President and chief executive officer of RMR Real Estate Income Fund (now known as Seven Hills Realty Trust) from 2007 to 2015.
•
President of Office Properties Income Trust from 2009 to 2011.

•
Managing trustee of Select Income REIT from 2011 until it merged with a wholly owned subsidiary of Office Properties Income Trust in December 2018.
•
Managing trustee of Tremont Mortgage Trust from 2017 until it merged with and into Seven Hills Realty Trust in September 2021.
•
Served in various positions in the finance industry and public sector, including working as an investment banker at Donaldson, Lufkin & Jenrette and working in private equity at DLJ Merchant Banking Partners and at the International Finance Corporation (a member of The World Bank Group).
•
Founded and served as chief executive officer of a privately financed telecommunications company.
•
Honorary Consul General of the Republic of Bulgaria to Massachusetts.

•
Chair of the board of directors of the Pioneer Institute.

•
Executive committee member of the board of directors of the Greater Boston Chamber of Commerce.
•
Member of AJC New England’s Leadership Board.

•
Previously served on the board of governors for the National Association of Real Estate Investment Trusts and the board of trustees of Occidental College.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
Diversified Healthcare Trust (since 2007)

•
Service Properties Trust (since 2007)

•
Office Properties Income Trust (since 2009)

•
Seven Hills Realty Trust, including its predecessor companies (since 2009)

•
Industrial Logistics Properties Trust (since 2017)

•
AlerisLife Inc. (since 2018)

•
TravelCenters of America Inc. (since 2018)

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Portnoy brings to our Board extensive experience in, and knowledge of, the asset management and commercial real estate industries and REITs, gained in part through public company director service, his key leadership position with us and our subsidiaries, and his demonstrated management ability. Mr. Portnoy also possesses experience in investment banking and private equity, as well as institutional knowledge earned through prior service on the boards of trustees and directors of our clients and deep knowledge of our clients’ businesses. Mr. Portnoy identifies as Caucasian and as male. Mr. Portnoy qualifies as a Managing Director in accordance with the requirements of our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Public Company Board
REIT/Real Estate	Investment Expertise	ESG	Public Company Executive

THE RMR GROUP INC.	2023 Proxy Statement 17

Jonathan Veitch, 63, Independent Director
DIRECTOR SINCE 2020 BOARD COMMITTEES Audit Compensation Nominating and Governance (Chair)
PROFESSIONAL EXPERIENCE:
•
Former president of Occidental College, a nationally-recognized private liberal arts college, from 2009 to June 2020 and a member of its board of trustees since 2009.
•
Various leadership and management positions with The New School from 1996 to 2009.

•
Recipient of numerous grants and awards in academia and author of numerous publications and articles.
•
As a distinguished chair in the History Department and President Emeritus of Occidental College, he is currently working on a book on the value and purposes of liberal arts education.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Veitch brings to our Board extensive professional skills and experience in governance matters. Additionally, Mr. Veitch provides our Board with significant management experience and demonstrated leadership ability. Mr. Veitch holds a doctorate in American History from Harvard University. Mr. Veitch identifies as Caucasian and as male. Mr. Veitch qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Public Company Board	Financial Literacy	Private College Executive	Human Capital Management
Risk Oversight/Management	ESG

18 THE RMR GROUP INC.	2023 Proxy Statement

Walter C. Watkins, Jr., 76, Independent Director
DIRECTOR SINCE 2015 BOARD COMMITTEES Audit Compensation (Chair) Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
Principal of WCW Enterprises, LLC, which he founded in 2000 to provide business consulting services and manage certain private investments.
•
Various executive capacities at Bank One Corporation (the successor to First Chicago NBD, NBD Bancorp and National Bank of Detroit) from 1968 to 2000, including serving as executive vice president and president of Bank One, Michigan.
•
Chief development officer for the City of Detroit from 2002 to 2006 and the interim chief executive officer of Detroit Regional Convention Facility Authority from 2009 to 2010.
•
Director of the Omega Historic Preservation Foundation.

•
Past board affiliations include Health Alliance Plan, Detroit Economic Growth Corporation, Detroit Medical Center, Detroit Regional Chamber of Commerce, United Way of Southeast Michigan and Fisk University.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Watkins brings to our Board demonstrated business leadership as a successful entrepreneur. Additionally, Mr. Watkins possesses a financial background, gained in part through experience as a senior executive officer of a large banking business. Mr. Watkins has also worked on community boards and committees. Mr. Watkins identifies as African American and as male. Mr. Watkins qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Investment Expertise
ESG	Legal/Regulatory	Commercial Banking	Economic Development

THE RMR GROUP INC.	2023 Proxy Statement 19

Executive Officers

Our executive officers serve at the discretion of our Board. There are no family relationships among any of our Directors or executive officers.

Adam D. Portnoy Age: 52	President and Chief Executive Officer of our Company since 2015 President and Chief Executive Officer of RMR LLC since 2005

Mr. Portnoy’s background and qualifications are described above.

Jennifer B. Clark Age: 61	Executive Vice President, General Counsel and Secretary of our Company since 2015 Executive Vice President and General Counsel of RMR LLC since 2008

Ms. Clark’s background and qualifications are described above.

Matthew P. Jordan Age: 48
Executive Vice President of our Company since 2018
Chief Financial Officer and Treasurer of our Company since 2015
Executive Vice President of RMR LLC since 2017
Chief Financial Officer and Treasurer of RMR LLC since 2012

Mr. Jordan joined RMR LLC in April 2012 as chief accounting officer; he became senior vice president, chief financial officer and treasurer of RMR LLC in November 2012; and he became an executive vice president of RMR LLC in October 2017 while continuing to serve as RMR LLC’s chief financial officer and treasurer. Mr. Jordan has served as a managing trustee of Seven Hills Realty Trust since January 2021 and as a managing trustee of Industrial Logistics Properties Trust since June 2022. Mr. Jordan was a managing trustee of Tremont Mortgage Trust from January 2021 until it merged with and into Seven Hills Realty Trust in September 2021. Mr. Jordan was an executive vice president, chief financial officer and treasurer of RMR Advisors LLC from October 2017 until January 2021, when RMR Advisors LLC merged with and into Tremont Realty Capital LLC. Mr. Jordan has been a director, president and chief executive officer of Tremont Realty Capital LLC since January 2021; he was the executive vice president from October 2017 to December 2020, was previously treasurer and chief financial officer from its formation in 2016 to December 2020 and a vice president from its formation until October 2017. Prior to joining RMR LLC, Mr. Jordan was employed at Stanley Black & Decker from July 2011 until April 2012 and before then at Ernst & Young LLP. Mr. Jordan is a certified public accountant.

20 THE RMR GROUP INC.	2023 Proxy Statement

Jennifer F. Francis Age: 58	Executive Vice President of RMR LLC since 2020

Ms. Francis joined RMR LLC in 2006 and became a senior vice president of RMR LLC in 2014 and an executive vice president of RMR LLC in 2020. Ms. Francis is responsible for oversight of various functions of RMR LLC, including acquisitions and dispositions, the asset management division of RMR LLC, which includes asset management and leasing activities at all RMR LLC managed properties and asset management for the senior living and hotel properties owned by RMR LLC’s managed REITs, as well as RMR LLC’s business analytics, credit, development and project management departments. Ms. Francis has been a managing trustee of Diversified Healthcare Trust since June 2021, its chief executive officer since June 2021 and its president since 2018. She previously also served as chief operating officer of Diversified Healthcare Trust from 2018 until June 2021. Prior to joining RMR LLC, Ms. Francis was a partner at CBRE/NE Partners, where she performed brokerage and corporate advisory services for various large corporate clients on their national commercial real estate portfolios. Previously, Ms. Francis was a vice president at The Gunwyn Company where she was responsible for the asset management of a portfolio of commercial, retail and residential assets. Ms. Francis has over 30 years of experience working in the commercial real estate industry. She is on the executive board of the American Seniors Housing Association (ASHA), a member of the National Association of Industrial and Office Properties (NAIOP), a member of the Commercial Real Estate Women (CREW) and a member of the Nareit 2022 Advisory Board of Governors.

John G. Murray Age: 62	Executive Vice President of RMR LLC since 2001

Mr. Murray has served in various capacities with RMR LLC and its affiliates since 1993, including as an executive vice president of RMR LLC since 2001 and as a senior vice president of RMR LLC from 1993 to 2001. Mr. Murray has been the President and Chief Executive Officer of Sonesta International Hotels Corporation since April 2022 and serves on its board of directors. He has also served as a managing trustee of Service Properties Trust since 2018. Until March 31, 2022, Mr. Murray served as the president and chief executive officer of Service Properties Trust since 2018, and before then he was its president and chief operating officer from 1996 until June 2018, and its chief financial officer and treasurer from 1995 to 1996. Mr. Murray also served as the president and chief executive officer, from 2018 through March 2022, and as managing trustee, from 2018 until June 2022, of Industrial Logistics Properties Trust. From 2014 to 2017, Mr. Murray served as a member of the board of directors of the American Hotel & Lodging Association representing the owners’ segment of the association. Prior to joining RMR LLC, Mr. Murray was employed at Fidelity Brokerage Services Inc. and at Ernst & Young LLP.

Jonathan M. Pertchik Age: 56	Executive Vice President of RMR LLC since 2019

Since December 2019, Mr. Pertchik has been an executive vice president of RMR LLC and chief executive officer and a managing director of TravelCenters of America Inc. Mr. Pertchik is responsible for all travel center operations at RMR LLC. Prior to joining RMR LLC, Mr. Pertchik served as the chief executive officer of InTown Suites, Inc., a large extended stay hotel chain in the United States, from July 2014 to April 2019. From February 2013 to June 2014, Mr. Pertchik served as the chief executive officer of ST Residential, LLC, an owner and manager of luxury condominiums, apartment projects, hotels, and office and retail spaces, where he had previously served as chief operating officer from March 2010 to February 2013. Prior to joining ST Residential, Mr. Pertchik held various executive management positions at WCI Communities, a luxury homebuilder and developer from 2007 to January 2010, and had been a senior vice president and managing principal at The Staubach Company, a leading national real estate tenant representative, from 1999 to 2006. Additionally, Mr. Pertchik served as a member of the board of directors of AV Homes, Inc., a publicly-traded homebuilder, from July 2014 until its sale in October 2018, and has served as a member of the board of directors of Lenkbar, Inc., a private inventor, designer, engineer and manufacturer of medical device products since December 2014.

THE RMR GROUP INC.	2023 Proxy Statement 21

BOARD COMMITTEES
Audit Committee

Members Ann Logan (Chair) Rosen Plevneliev Jonathan Veitch Walter C. Watkins, Jr. 9 meetings in the fiscal year ended September 30, 2022
Our Audit Committee is comprised solely of Independent Directors. Its primary role is to help our Board fulfill its oversight responsibilities related to the integrity of our financial statements and financial reporting process, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function, risk management and our compliance with legal and regulatory requirements. Our Audit Committee is responsible for the appointment, compensation, retention and oversight, and the evaluation of the qualifications, performance and independence, of our independent auditors and the resolution of disagreements between our management and our independent auditors. Our independent auditors report directly to our Audit Committee. Our Audit Committee reviews the overall audit scope and plans of the audit with our independent auditors. Our Audit Committee also reviews, with our management and our independent auditors, our quarterly reports on Form 10-Q, annual reports on Form 10-K and earnings releases.
Our Board has determined that each member of our Audit Committee is financially literate and that Ms. Logan is our Audit Committee’s “financial expert.”

Compensation Committee

Members Walter C. Watkins, Jr. (Chair) Ann Logan Rosen Plevneliev Jonathan Veitch 4 meetings in the fiscal year ended September 30, 2022	Our Compensation Committee is comprised solely of Independent Directors. Our Compensation Committee’s primary responsibilities pertain to overseeing our compensation and employee benefit programs as they apply to executive compensation and annually reviewing and approving the compensation paid by us to each of our executive officers. Our Compensation Committee also approves (subject to applicable shareholder approval), evaluates and administers all our equity compensation plans.
Nominating and Governance Committee

Members Jonathan Veitch (Chair) Ann Logan Rosen Plevneliev Walter C. Watkins, Jr. 2 meetings in the fiscal year ended September 30, 2022
Our Nominating and Governance Committee is comprised solely of Independent Directors. Its primary role is to identify individuals qualified to become Board members, consistent with criteria approved by our Board, and to recommend candidates to our entire Board for nomination or selection as Board members for each annual meeting of shareholders or when vacancies occur; to develop and recommend to our Board governance principles for our Company; and to oversee the evaluation of our Board and, to the extent not overseen by our Compensation Committee or a committee composed entirely of Directors meeting the independence requirements of the rules of the Nasdaq, Company management. Under its charter, our Nominating and Governance Committee is also responsible for considering and reporting on our succession planning to our Board.
Mr. Plevneliev served as Chair of our Nominating and Governance Committee until June 21, 2022, and since then, Mr. Veitch has served as Chair of our Nominating and Governance Committee.

22 THE RMR GROUP INC.	2023 Proxy Statement

BOARD MEETINGS
In the fiscal year 2022, our Board held five meetings. In the fiscal year 2022, each then Director attended 75% or more of the aggregate of all meetings of our Board and the committees on which he or she served or that were held during the period in which the Director served as a Director or committee member. All of our Directors attended last year’s annual meeting of shareholders. Our policy with respect to Board members’ attendance at meetings of our Board and annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website, www.rmrgroup.com.
DIRECTOR COMPENSATION
Compensation of Directors

Our Board believes that competitive compensation arrangements are necessary to attract and retain qualified Independent Directors. Under the currently effective Director compensation arrangements, each Independent Director received an annual fee of $85,000 for services as a Director. The annual fee for any new Independent Director is prorated for the initial year. Each Independent Director and Managing Director received an award of 3,000 Class A Common Shares in fiscal year 2022 for serving as a Director.
Each Independent Director who served as a committee chair of our Audit, Compensation or Nominating and Governance Committees received an additional annual fee of $20,000, $15,000 and $15,000, respectively, and our Lead Independent Director also received an additional annual fee of $17,500 for serving in this role. Directors were reimbursed for travel expenses they incurred in connection with their responsibilities as Directors and for out of pocket costs they incurred in connection with their attending certain continuing education programs, if any.
Fiscal Year 2022 Director Compensation

The following table details the total compensation of our Directors for the fiscal year ended September 30, 2022 for services as a Director.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Jennifer B. Clark(3)	—	91,080	—	91,080
Ann Logan	105,000	91,080	—	196,080
Rosen Plevneliev	102,500	91,080	—	193,580
Adam D. Portnoy(3)	—	91,080	—	91,080
Jonathan Veitch	100,000	91,080	—	191,080
Walter C. Watkins, Jr.	100,000	91,080	—	191,080

(1)
The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each Independent Director in fiscal year 2022, consisting of an $85,000 annual cash fee and, for each of Ms. Logan and Messrs. Veitch and Watkins, an additional $20,000, $15,000 and $15,000, respectively, for service as a committee chair, and for Mr. Plevneliev, an additional $17,500 for service as Lead Independent Director.

(2)
Equals 3,000 Class A Common Shares multiplied by the closing price of such shares on the award date, March 10, 2022. Amounts shown are also the compensation cost for the award recognized by us for financial reporting purposes pursuant to Financial Accounting Standards Board Accounting Standards CodificationTM Topic 718, “Compensation—Stock Compensation” (“ASC 718”) (which equals the closing price of the shares on the award date, multiplied by the number of shares subject to the award). No assumptions were used in this calculation. All awards are fully vested on the award date.

(3)
Managing Directors do not receive cash compensation for their services as Directors. The compensation of Mr. Portnoy and Ms. Clark for their services as our executive officers is not included here and is described below under “Executive Compensation.”

THE RMR GROUP INC.	2023 Proxy Statement 23

OWNERSHIP OF OUR EQUITY SECURITIES
Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of then outstanding Common Shares by each person we know to be the beneficial owner of more than 5% of the respective classes of Common Shares, each Director and Director nominee, each of our named executive officers, and our Directors and executive officers as a group, all as of January 11, 2023. Unless otherwise noted, to our knowledge, voting power and investment power in Class A Common Shares are exercisable solely by the named person, all percentages of ownership for Class A Common Shares are based on 15,604,222 Class A Common Shares outstanding as of January 11, 2023, and the principal business address of the named beneficial owner is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
Name of Beneficial Owner	Class A Common Shares*		Class B-1 Common Shares		Class B-2 Common Shares		Combined Voting Power
	Number	%	Number	%	Number	%	%
ABP Trust	1,090,564(1)	6.6%	1,000,000	100.0%	15,000,000	100.0%	91.2%
Directors, Director Nominees and Executive Officers:
Adam D. Portnoy	1,185,502(1)(2)	7.1%	1,000,000(2)	100.0%	15,000,000(2)	100.0%	91.2%
Jennifer B. Clark	39,416	**%	—	—	—	—	**%
Matthew P. Jordan	33,201	**%	—	—	—	—	**%
John G. Murray	24,439	**%	—	—	—	—	**%
Ann Logan	20,578	**%	—	—	—	—	**%
Walter C. Watkins, Jr.	18,000	**%	—	—	—	—	**%
Jennifer F. Francis	15,280	**%	—	—	—	—	**%
Jonathan M. Pertchik	14,763	**%	—	—	—	—	**%
Rosen Plevneliev	14,025	**%	—	—	—	—	**%
Jonathan Veitch	9,000	**%	—	—	—	—	**%
All executive officers and directors as a group (10 persons)	1,374,204(1)	8.3%	1,000,000	100.0%	15,000,000	100%	91.3%

*
Amounts exclude fractional shares.

**
Indicates less than 1.0%.

(1)
Beneficial ownership of Class A Common Shares by ABP Trust and Adam D. Portnoy in the table above reflects the 1,000,000 Class A Common Shares issuable upon conversion of the Class B-1 Common Shares owned by ABP Trust and beneficially owned by Adam D. Portnoy. These numbers exclude 15,000,000 Class A Common Shares issuable upon redemption of the class A membership units of RMR LLC (which are paired with 15,000,000 Class B-2 Common Shares) owned by a subsidiary of ABP Trust and beneficially owned by ABP Trust and Adam D. Portnoy. At our option, we may elect to pay cash in lieu of Class A Common Shares for some or all of such redeemed class A membership units. For purposes of calculating the percentages of ownership of ABP Trust and Adam D. Portnoy, the 1,000,000 Class A Common Shares issuable upon conversion of the Class B-1 Common Shares are deemed outstanding.

(2)
This number represents (or in the case of Class A Common Shares, includes) shares owned by ABP Trust. Voting and investment power with respect to the shares owned by ABP Trust may be deemed to be shared by Adam D. Portnoy as the president and chief executive officer, a beneficial owner and the sole trustee of ABP Trust.

24 THE RMR GROUP INC.	2023 Proxy Statement

Principal Shareholders

Set forth in the table below is information about the number of Class A Common Shares held by persons not listed above that are known to be the beneficial owners of more than 5.0% of the outstanding Class A Common Shares based on statements filed with the SEC under Sections 13(d) and 13(g) of the Exchange Act.
Name and Address	Aggregate Number of Shares Beneficially Owned*	Percent of Outstanding Shares**	Additional Information
The Vanguard Group, Inc. (“Vanguard”) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,321,849	14.9%	Based on a Schedule 13G/A filed with the SEC on February 10, 2022 by Vanguard reporting that, at December 31, 2021 Vanguard beneficially owned 2,321,849 Class A Common Shares and had shared voting power over 14,309 Class A Common Shares, sole dispositive power over 2,295,972 Class A Common Shares and shared dispositive power over 25,877 Class A Common Shares.
BlackRock, Inc. (“BlackRock”) 55 East 52nd Street New York, New York 10055	1,915,006	12.3%	Based on a Schedule 13G/A filed with the SEC on November 9, 2022 by BlackRock reporting that, at October 31, 2022, BlackRock beneficially owned 1,915,006 Class A Common Shares and had sole voting power over 1,799,146 Class A Common Shares and sole dispositive power over 1,915,006 Class A Common Shares.
Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) 601 S. Figueroa Street 39th Fl Los Angeles, CA 90017	1,005,565	6.4%	Based on a Schedule 13G filed with the SEC on February 11, 2022 by Hotchkis reporting that, at December 31, 2021, Hotchkis beneficially owned 1,005,565 Class A Common Shares and had sole voting power over 917,165 Class A Common Shares and sole dispositive power over 1,005,565 Class A Common Shares.
Nantahala Capital Management, LLC (“Nantahala”) 130 Main St. 2nd Floor New Canaan, CT 06840	963,726	6.2%	Based on a Schedule 13G filed with the SEC on February 14, 2022 by Nantahala reporting that, at December 31, 2021, Nantahala beneficially owned 963,726 Class A Common Shares and had shared voting power over 963,726 Class A Common Shares and shared dispositive power over 963,726 Class A Common Shares.

*
Beneficial ownership is shown as of December 31, 2022.

**
The percentage indicated is based on 15,604,222 Class A Common Shares outstanding as of January 11, 2023.

Delinquent Section 16(a) Reports
Jonathan Veitch, one of our Independent Directors, did not timely file a Form 4 with respect to his acquisition of 3,000 Class A Common Shares on March 10, 2022. The Form 4 was filed on March 16, 2022.

THE RMR GROUP INC.	2023 Proxy Statement 25

PROPOSAL 2: ADVISORY VOTE TO APPROVE
EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are seeking a nonbinding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section beginning on page 27 and the “Executive Compensation” section beginning on page 35.
Our Board recommends that shareholders vote “FOR” the following resolution:
RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the compensation paid by the Company to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” in this Proxy Statement.
Because your vote is advisory, it will not be binding upon our Board or Compensation Committee. However, our Board values shareholders’ opinions and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Approval of the advisory vote to approve executive compensation requires the affirmative vote of a majority of all the votes cast, in person or by proxy, at our 2023 Annual Meeting.
Our Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation.

26 THE RMR GROUP INC.	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the fiscal year 2022 compensation of our named executive officers. For fiscal 2022, our named executive officers1 were:
•
Adam D. Portnoy, our Chair of the Board, Managing Director, President and Chief Executive Officer

•
Jennifer B. Clark, our Managing Director, Executive Vice President, General Counsel and Secretary

•
Matthew P. Jordan, our Executive Vice President, Chief Financial Officer and Treasurer

•
Jennifer F. Francis, our Executive Vice President

•
John G. Murray, our Executive Vice President

•
Jonathan M. Pertchik, our Executive Vice President

Compensation Overview

We strive to maintain an executive compensation program which reflects best practices. We compensate our executive officers with a combination of base salary, cash bonus and equity compensation awards, and we also recommend to certain of our clients that they award equity to our executive officers as well. Our executive compensation program is intended to recognize each executive officer’s scope of responsibilities, reward demonstrated performance and leadership and motivate continued employment and high levels of service. Two of our executive officers are also executive officers of two of our clients and dedicate most of their time to those companies: John G. Murray has been the president and chief executive officer of Sonesta International Hotels Corporation (“Sonesta”) since April 1, 2022, and Jonathan M. Pertchik is the chief executive officer of TravelCenters of America Inc. (“TA”). Accordingly, each of the Sonesta board of directors and the TA compensation committee determines Messrs. Murray’s and Pertchik’s cash compensation, respectively, and the cash compensation we pay to Messrs. Murray and Pertchik is based on a percentage allocation of their business time and efforts to Sonesta and TA, respectively, and to us. Because at least 80% of Mr. Murray’s business time since April 1, 2022, and Mr. Pertchik’s business time during fiscal 2022, was devoted to services to Sonesta and TA, respectively, 80% of each of their total cash compensation (that is, the combined base salary and cash bonus paid by us and Sonesta or TA, as applicable) was paid by Sonesta (since April 1, 2022) or TA, as applicable, and the remainder was paid by us. Prior to Mr. Murray’s appointment as president and chief executive officer of Sonesta on April 1, 2022, we paid 100% of Mr. Murray’s base salary and a cash bonus that he received on April 1, 2022. We believe the compensation we paid to Mr. Murray (since April 1, 2022) and to Mr. Pertchik reasonably reflected each of their division of business time and efforts; however, periodically Messrs. Murray and Pertchik may divide their business time and efforts differently than they do currently and their compensation from us may become disproportionate to this division. Our Compensation Committee considers the percentage allocation of business time and efforts at least annually, and it confirmed that we should continue to pay cash compensation to our executive officers who are majority paid by certain of our clients an amount equal to 25% of the cash compensation these clients paid to such executive officers.
The competition for executive talent is strong both nationally and locally where we and our clients are headquartered. Our ability to attract, retain and appropriately reward our executive officers is essential to maintaining our business results. Our Compensation Committee’s goals are to have comprehensive compensation programs that incentivize and reward executives toward achievement of our operational, financial and strategic goals. This includes maintaining a “pay-for-performance” culture, in which substantial portions of total compensation are “at risk” and based upon attainment of our business objectives and our executives’ performance and skills. Our compensation program is also designed to align executives’ interests with those of our shareholders, our clients and their shareholders and to incentivize our executives based upon our performance and the performance of our clients. Awards of equity-based compensation encourage executives to focus on long-term growth and are tied to the interests of our shareholders.

1
For fiscal 2022, we have provided compensation disclosure for all six of our executive officers, rather than just for the five executive officers required under applicable SEC rules. Only those executive officers required to be included as our named executive officers under the applicable SEC rules will be our named executive officers for purposes of filing any current report on form 8-K pursuant to sections 13 and 15(d) of the Exchange Act or otherwise.

THE RMR GROUP INC.	2023 Proxy Statement 27

Summary of Fiscal 2022 Named Executive Officer Compensation
In fiscal 2022, we paid each of our named executive officers cash compensation for services provided by the officers to us and our clients. The cash compensation comprised base salary and discretionary cash bonus.
We did not provide guaranteed cash bonuses to our named executive officers during fiscal 2022 and did not set specific performance targets on which bonuses would be payable to them. Instead, the annual cash bonuses we paid to our named executive officers in fiscal 2022 were based on a performance evaluation conducted by our Managing Director, President and Chief Executive Officer regarding the other executive officers’ performances. These evaluations were presented to our Compensation Committee, and our Compensation Committee also evaluated our Managing Director, President and Chief Executive Officer’s performance. The ongoing impact of the COVID-19 pandemic and other macroeconomic conditions, including inflation, rising interest rates and supply chain challenges, on our and our clients’ businesses were considered in determining increases in base salary and cash bonuses.
As part of these considerations, we awarded 12,000 Class A Common Shares with a grant date fair value of $315,720 to Mr. Portnoy, and 6,000 Class A Common Shares to each of Messrs. Jordan, Murray and Pertchik and Mses. Clark and Francis with a grant date fair value of $157,860. One fifth of the shares awarded vest on the award date and an additional one fifth vest on each of the next four anniversaries of the award date, subject to the named executive officer continuing to render significant services to us or to one of our clients and to accelerated vesting under certain circumstances.
Our named executive officers also received equity awards from our clients, and Mr. Murray, Sonesta’s director, president and chief executive officer since April 1, 2022 also received cash compensation from Sonesta and Mr. Pertchik, TA’s Managing Director and chief executive officer, also received cash compensation from TA. These equity awards and cash compensation are determined by the compensation committees of the applicable client other than Sonesta, which are comprised solely of independent board members, and Mr. Murray’s cash compensation from Sonesta is determined by the Sonesta board of directors.
Named Executive Officer Compensation Philosophy and Process
The key principle of our compensation philosophy for our named executive officers is to pay for performance.
Our named executive officer compensation planning process incorporates key areas of evaluation, including:
•
external market data;

•
internal benchmarking; and

•
quantitative and qualitative assessments of our company, group and individual performance.

Named Executive Officer Compensation Practices. Our pay for performance compensation philosophy is reflected in our compensation practices, which for our fiscal 2022 included the following:
•
no guaranteed salary increases or guaranteed cash bonuses;

•
no specific performance targets on which bonuses would be paid;

•
no specific incentive or additional performance awards for growing assets under management or for exceeding return benchmarks;

•
no excessive perquisites;

•
no tax gross-ups;

•
annual assessment of named executive officer compensation against peer companies and best practices;

•
holistic performance evaluations; and

•
annual salary cap.

28 THE RMR GROUP INC.	2023 Proxy Statement

Components of the Named Executive Officers’ Compensation. Our executive compensation program includes an annual base salary, a cash bonus and an equity award. In addition to the Class A Common Shares we award to our named executive officers, our named executive officers also receive equity awards from our clients, and Messrs. Murray and Pertchik received cash compensation from Sonesta and TA, respectively. The cash bonuses paid to our named executive officers are discretionary in amount, are based on a performance evaluation and are determined by our Compensation Committee, other than with respect to Mr. Murray (after April 1, 2022) and Mr. Pertchik, whose bonuses are determined by Sonesta’s board of directors and TA’s compensation committee, respectively. The evaluation involves an analysis of both (i) our overall performance and the overall performance of our clients, and (ii) the performance of the individual officer and his, her or their contributions, and services provided, to us and our clients. We believe this evaluation process allows us to link pay with performance in the closest way possible and provides us with the flexibility necessary to take all relevant factors into account in determining the bonus amounts, including the named executive officer’s ability to react to changing circumstances that impact our business and the businesses of our clients, including this year, the ongoing impact of the COVID-19 pandemic and other macroeconomic conditions, including inflation, rising interest rates and supply chain challenges, on our and our clients’ businesses.
We also annually award Class A Common Shares to our named executive officers. One fifth of the shares awarded vest on the award date and an additional one fifth vest on each of the next four anniversaries of the award date, subject to the named executive officer continuing to render significant services to us or to one of our clients and to accelerated vesting under certain circumstances. The table below describes the objectives supported by each of our primary compensation elements, along with an overview of the key design features of each element.
Compensation Element	What It Does	Key Measures
Base Salary	• Provides a level of fixed pay appropriate to an executive’s role and responsibilities • Evaluated on an annual basis	• Experience, duties and scope of responsibility • Internal and external market factors
Discretionary Cash Bonus
•
Provides a competitive annual cash incentive opportunity

•
Links executives’ interests with shareholders’ interests

•
Incentivizes and rewards superior group, individual and Company performance

• Based on holistic performance evaluation
Equity Compensation	• Links executives’ interests with long-term interests of shareholders • Incentivizes and rewards superior group, individual and Company performance	• Based on holistic performance evaluation
Named Executive Officer Pay Mix. Our compensation program is designed so that the majority of compensation is performance based to promote alignment of our named executive officers’ interests with those of our shareholders, our clients and their shareholders.
The base salary payments of our named executive officers (which represent the fixed portion of their compensation packages) are reviewed annually and may be adjusted as we deem appropriate. We historically adjust salary payments on October 1, the first day of our fiscal year. During fiscal 2022, each of our named executive officers received a base salary of $375,000. We paid $225,000 of Mr. Murray’s base salary during our fiscal 2022, which represented 100% of his base salary prior to April 1, 2022 and 20% of Mr. Murray’s base salary after April 1, 2022, and Sonesta paid $150,000. We paid $75,000 of Mr. Pertchik’s base salary and TA paid $300,000 during our fiscal 2022.

THE RMR GROUP INC.	2023 Proxy Statement 29

Our Compensation Committee considers a number of factors in determining bonus compensation for our named executive officers (other than for Mr. Murray (after April 1, 2022) and Mr. Pertchik, whose bonus amounts were determined by Sonesta’s board of directors and TA’s compensation committee, respectively), including our and our clients’ overall financial performance. For fiscal 2022, our Compensation Committee considered the increases in our management and advisory services revenues and our assets under management as well as certain significant transactions by our clients (collectively, the “Client Company Transactions”) in which our named executive officers played a significant role. For example, our Compensation Committee considered among other things (i) Industrial Logistics Properties Trust’s (“ILPT”) acquisition of Monmouth Real Estate Investment Corporation; (ii) the continued success of TA and its return to the Fortune 500; (iii) the continued expansion of the Sonesta brand and Sonesta’s franchising capabilities; (iv) the growth of Seven Hills Realty Trust (“SEVN”) following Tremont Mortgage Trust’s (“TRMT”) merger with and into RMR Mortgage Trust (“RMRM”) to form SEVN; (v) significant transitions in the business relationships between Diversified Healthcare Trust (“DHC”) and AlerisLife Inc. (“ALR”) and among Service Properties Trust (“SVC”) and its hotel managers; and (vi) other significant acquisitions and dispositions by our clients. In addition, our Compensation Committee considered our executive officers’ success leading us and our clients through the ongoing impact of the COVID-19 pandemic and other macroeconomic conditions, including inflation, rising interest rates and supply chain challenges, on our and our clients’ businesses.
We also awarded Class A Common Shares to each of our named executive officers for fiscal 2022 as described above.
Because the year-end bonus is discretionary and based on a number of factors, there is no pre-set pay mix that applies to the compensation of our named executive officers as a whole.
Overview of Fiscal 2022 Compensation Actions

Our Compensation Committee evaluated and administered our executive compensation program. This evaluation typically includes an assessment of our and our clients’ performance, the effectiveness of existing programs in achieving the goals of the program, developments in our business situation and goals, executive compensation best practices, tax and accounting considerations, investor feedback and such other factors as our Compensation Committee determines appropriate to consider from time to time. As part of this evaluation, our Compensation Committee received input from our President and Chief Executive Officer (with respect to executives other than himself).
These evaluations also typically include an assessment of the risk associated with the program and each element thereof and also take into account developments in the overall market for executive talent. Our Compensation Committee does not engage in any formal compensation benchmarking, but does take note of compensation practices and trends from an identified peer group of companies in making its decisions. For fiscal 2022, the peer group of companies which informed Compensation Committee decisions consisted of the following: Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc. and KKR & Co. Inc.
Our Compensation Committee also does not have rules or policies with respect to allocation of compensation to short or long term vehicles or as between cash or non-cash elements of compensation; such determinations are made by our Compensation Committee on a discretionary basis under the facts and circumstances applicable from time to time.
In September 2022, our Compensation Committee Chair met with our Board Chair, Managing Director, President and Chief Executive Officer, Adam D. Portnoy, and the compensation committee chairs of our public clients, which included: DHC; ILPT; Office Properties Income Trust (“OPI”); SVC; SEVN; ALR; and TA. The purposes of this meeting were, among other things, to discuss compensation philosophy and factors that may affect compensation decisions, to discuss the base salaries of our executive officers for fiscal 2023, to consider the allocation of internal audit and related services costs among us and our clients, to provide a comparative understanding of potential share awards by us and our clients and to hear and consider our recommendations and those from our clients concerning potential share awards and the vesting of those shares, which were in part based on the results of our review of current market practices with respect to executive compensation, and specifically of our and our clients’ peer groups, and shareholder feedback received during shareholder outreach with respect to the percentage of executive officer compensation received

30 THE RMR GROUP INC.	2023 Proxy Statement

in share awards. The share awards made by our clients are considered to be appropriate comparisons because of the similarities between certain services we require from our share awardees and the services provided by awardees providing similar services to our clients. Subsequent to this meeting, the members of our Compensation Committee held a meeting at which our Compensation Committee Chair provided a report of the information discussed with Mr. Portnoy and others, and made recommendations for share awards to our named executive officers. Our Compensation Committee then discussed these recommendations and other factors, including the following factors for the fiscal 2022 share awards: (i) the value of the proposed share awards; (ii) the historical awards previously awarded to these named executive officers and the corresponding values at the time of the awards; (iii) our recommendations as presented by Mr. Portnoy; (iv) the value of share awards to executive officers providing comparable services at our public clients; (v) the scope of, and any changes to, the responsibilities assigned to, or assumed by, these named executive officers during the past year and on a going forward basis; (vi) the length of historical services by these named executive officers; (vii) our Compensation Committee’s assessment of the quality of the services provided by these named executive officers in carrying out those responsibilities; and (viii) our financial and operating performance in the past year and our perceived future prospects. Our Compensation Committee considered these multiple factors in determining whether to increase or decrease the amounts of the prior year’s awards. There was no formulaic approach in the use of these various factors in determining the number of shares to award to each named executive officer. The share amounts we awarded were determined by our Compensation Committee on a discretionary basis, using the various factors. The named executive officers did not participate in these meetings and were not involved in determining or recommending the amount or form of compensation they received from us, other than Mr. Portnoy who participated in the meetings and made recommendations with respect to the other named executive officer’s. The share amounts awarded by our clients were determined by their compensation committees.
Analysis of Fiscal 2022 Cash Compensation

As discussed above, our compensation program is designed so that the majority of compensation is performance based to promote alignment of our named executive officers’ interests with those of our shareholders. Our Compensation Committee determines the cash compensation of our executive officers who do not also receive cash compensation from our clients. Messrs. Murray’s and Pertchik’s cash compensation is determined by the Sonesta board of directors and the TA compensation committee, respectively, and we pay cash compensation to them based on a percentage of those amounts.
Base Salary. The base salary payments for our named executive officers (which represents the fixed portion of their compensation packages) are reviewed annually and may be adjusted as we deem appropriate. We have historically set annual caps on annual base salary for our executive officers who do not also receive cash compensation from our clients, with a cap for fiscal year 2022 of $375,000. We historically adjust salary payments on October 1, the first day of our fiscal year. Each of our named executive officers received an annual base salary of $375,000. Sonesta paid 80% of Mr. Murray’s base salary after April 1, 2022 and RMR paid 100% of Mr. Murray’s base salary prior to that date and 20% thereafter, and TA paid 80% of Mr. Pertchik’s base salary and RMR paid 20%. These annual base salary levels are consistent with our pay for performance philosophy, which emphasizes “at risk” compensation as a larger proportion of named executive officer compensation.
Annual Cash Bonuses. Annual cash bonuses are a key component of our named executive officer compensation and represented the majority of the cash compensation we paid to each of our named executive officers for our 2022 fiscal year. We did not provide guaranteed cash bonuses to any of our named executive officers for fiscal year 2022 and did not set specific performance targets on which bonuses would be payable. Instead, the annual cash bonuses we paid to our named executive officers with respect to fiscal year 2022 were discretionary in amount and were based on a performance evaluation conducted by our Compensation Committee. The evaluation by our Compensation Committee involved an analysis of both (i) our and our clients’ overall performance and (ii) the performance of the individual officer and his, her or their contributions to us and our clients. We believe this evaluation process allowed us to link pay with performance in the closest way possible and provided us with the flexibility necessary to take all relevant factors into account in determining the bonus amounts, including our named executive officers’ ability to react to changing circumstances that impact our businesses and that of our clients.

THE RMR GROUP INC.	2023 Proxy Statement 31

On an aggregated basis, in fiscal 2022, our named executive officers received 14% of their total cash compensation in the form of base salary payments and the remaining 86% in the form of performance-based discretionary bonuses. The foregoing amounts include a cash bonus that we paid to Mr. Murray on April 1, 2022 with respect to his service to RMR LLC prior to becoming president and chief executive officer of Sonesta and exclude cash compensation Sonesta and TA paid to Messrs. Murray and Pertchik, respectively. We paid 20% of Mr. Murray’s cash compensation after April 1, 2022, and 100% of Mr. Murray’s cash compensation prior to April 1, 2022, and we paid 20% of Mr. Pertchik’s cash compensation during fiscal 2022.
We believe our compensation process provided us with a better compensation structure than a formulaic bonus structure based solely on the achievement of specific pre-established performance targets which may not capture all appropriate factors that materially impacted our clients or the individual named executive officer’s performance. In fiscal 2022, we increased bonus compensation as compared to fiscal 2021 in recognition of our and certain of our clients’ significant accomplishments, the efforts of our executive officers leading us through the ongoing impact of the COVID-19 pandemic and other macroeconomic conditions, including inflation, rising interest rates and supply chain challenges on our and our clients businesses, and other accomplishments, including the Client Company Transactions. With respect to fiscal 2022 and for the reasons outlined above under “Named Executive Officer Pay Mix,” we paid aggregate performance based discretionary cash bonuses of $11,025,000 to Messrs. Portnoy, Jordan, Murray and Pertchik and Mses. Clark and Francis (the specific amounts of which are set forth in the Summary Compensation Table). This amount includes the bonuses we paid to Messrs. Murray and Pertchik for fiscal 2022 and excludes bonuses Sonesta paid to Mr. Murray and TA paid to Mr. Pertchik.
Analysis of Fiscal 2022 Equity Awards

The RMR Group Inc.’s Amended and Restated 2016 Omnibus Equity Plan (the “Plan”) rewards our named executive officers and other employees and aligns their interests with those of our shareholders and the shareholders of our clients. We award shares under the Plan to recognize our named executive officers’ scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of our executives with those of our other shareholders and motivate our executives to remain our employees and to continue to provide services to us through the term of the awards. Our Compensation Committee considered these multiple factors in determining the amounts of the awards for fiscal 2022.
Under its charter, our Compensation Committee evaluates, approves and administers our equity compensation plans, including the Plan. Our Compensation Committee has historically determined to use awards of Class A Common Shares under the Plan rather than seek to issue stock options as equity compensation. We believe that the use of share awards vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages management to make long term and appropriately risk balanced decisions.
Our Compensation Committee also considers the equity awards granted to our named executive officers by our public clients in determining the appropriate award of Class A Common Shares to our named executive officers. In fiscal 2022, our Compensation Committee considered the foregoing factors and the factors set forth above in “Overview of Fiscal 2022 Compensation Actions” and decided to award an aggregate of 42,000 Class A Common Shares to our named executive officers which represents a 20% increase in the number of Class A Common Shares awarded to each of the respective officers in fiscal 2021.
Our Compensation Committee has imposed, and may impose, vesting and other conditions on the awarded Class A Common Shares because it believes that time based vesting encourages the recipients of the share awards to remain employed by us and to continue to provide services to us. Our Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of the award. Our Compensation Committee utilizes a four year, time based vesting schedule as an incentive to provide services for a long term and in consideration of the tax treatment of the share awards to us and to the recipients. In the event a recipient who received a share award ceases to perform duties for us or ceases to be our officer or employee or an officer or employee of one of our clients during the vesting period, we may cause the forfeiture of the Class A Common Shares that have not yet vested. As with other issued

32 THE RMR GROUP INC.	2023 Proxy Statement

Common Shares, vested and unvested shares awarded under the Plan are entitled to receive distributions that we make, if any, on the Common Shares.
Because the consideration of share awards by our Compensation Committee is determined on a regular schedule (i.e., in September for our officers and employees and at the first meeting of our Board after the annual meeting of shareholders for the Directors), any proximity of any awards to earnings announcements or other market events is coincidental.
Our Compensation Committee believes that its compensation philosophy and programs are designed to foster a business culture that aligns the interests of our named executive officers with those of our shareholders. Our Compensation Committee believes that the equity compensation of our named executive officers is appropriate to the goal of providing shareholders dependable, long term returns.
Employment Agreements; Severance Arrangements
We have no employment agreements with our named executive officers or any of our other employees. Pursuant to the Plan, awards of restricted shares of our Class A Common Shares to our named executive officers provide for accelerated vesting in the event of certain termination and change in control events (as defined in the Plan). Our Compensation Committee has determined that such provisions are consistent with market practice and appropriate to further its goals of recruitment and retention.
Accounting and Tax Considerations
Our Compensation Committee takes note of the tax and accounting consequences of the compensation program for our named executive officers; however, those consequences do not dictate our Compensation Committee’s decisions, which are instead based on our Compensation Committee’s view of our overall best interests.

THE RMR GROUP INC.	2023 Proxy Statement 33

REPORT OF OUR COMPENSATION COMMITTEE
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended September 30, 2022.
Walter C. Watkins, Jr., Chair
Ann Logan
Rosen Plevneliev
Jonathan Veitch

34 THE RMR GROUP INC.	2023 Proxy Statement

EXECUTIVE COMPENSATION
The following tables and footnotes summarize the total compensation of our named executive officers. For fiscal 2022, we have provided compensation disclosure for all six of our executive officers, rather than just for the five executive officers required under applicable SEC rules. The compensation set forth below includes compensation paid by us and equity awards made by our public clients to our named executive officers, as well as noting the cash compensation Sonesta and TA paid to Messrs. Murray and Pertchik, respectively. For further information regarding the compensation paid by us to our named executive officers, please see the above “Compensation Discussion and Analysis” section.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Adam D. Portnoy Managing Director, President and Chief Executive Officer	2022	375,000	2,900,000	830,110	43,484	4,148,594
	2021	350,000	2,700,000	1,052,505	171,576	4,274,081
	2020	350,000	2,675,000	693,330	38,683	3,757,013
Jennifer B. Clark Managing Director, Executive Vice President, General Counsel and Secretary	2022	375,000	2,900,000	1,284,725	104,103	4,663,828
	2021	350,000	2,700,000	1,554,885	156,363	4,761,248
	2020	350,000	2,675,000	1,091,920	97,096	4,214,016
Matthew P. Jordan Executive Vice President, Chief Financial Officer and Treasurer	2022	375,000	2,300,000	1,258,675	97,901	4,031,576
	2021	350,000	1,800,000	1,186,840	150,569	3,487,409
	2020	350,000	1,300,000	900,980	74,379	2,625,359
Jennifer F. Francis Executive Vice President	2022	375,000	1,350,000	1,042,840	62,346	2,830,186
	2021	350,000	1,000,000	1,259,980	56,980	2,666,960
John G. Murray(4) Executive Vice President	2022	225,000	1,050,000	1,081,440	111,742	2,468,182
	2021	350,000	2,100,000	1,543,130	160,397	4,153,527
	2020	350,000	2,000,000	1,218,325	91,712	3,660,037
Jonathan M. Pertchik(5) Executive Vice President	2022	75,000	525,000	5,705,500	55,456	6,360,956
	2021	75,000	400,000	2,797,120	53,600	3,325,720

(1)
The amounts listed in this column represent the annual cash bonuses we paid to each of the named executive officers. The bonuses are described in more detail above in “Analysis of 2022 Cash Compensation—Annual Cash Bonuses.”

(2)
The value included for awards made by us of the Class A Common Shares and awards made by our public clients to our named executive officers represents the grant date fair value of shares compiled in accordance with ASC 718. No assumptions were used in this calculation. Awards made by us were made pursuant to the Plan. Awards made by our public clients were made pursuant to the applicable client’s equity compensation plan. Class A Common Shares we awarded to Adam D. Portnoy and Jennifer B. Clark in their capacities as Managing Directors were fully vested at the time of award. For other awards, other than with respect to Mr. Pertchik’s award of TA common shares in our fiscal 2022, the share awards granted to each of our executive officers provide that one fifth of each share award vested on the date of the award and an additional one fifth vests on each of the next four anniversaries of the initial award date, subject to the applicable named executive officer continuing to render significant services, whether as our employee or in certain other capacities, to us or our clients and to accelerated vesting under certain circumstances. Mr. Pertchik’s award of TA common shares in our fiscal 2022 provides that one tenth of the award vested on the date of the award and an additional one tenth vests on each of the next nine anniversaries of the award date, subject to conditions. Holders of shares awarded pursuant to these awards receive any distributions on common shares paid by us or the applicable client on the same terms as other holders of our or the client’s common shares, as applicable.

The amounts presented in this column include shares of our clients awarded to our named executive officers for services as a managing trustee, managing director or named executive officer of a client.
(3)
We maintain a savings plan for eligible employees under section 401(k) of the Internal Revenue Code, or 401(k) plan, in which our named executive officers participate, and provide annual discretionary matching contributions to plan participants. The amounts listed in this column include matching contributions we made to each named executive officer in respect of their participation in our 401(k) plan. The amounts listed in this column also include distributions received on unvested awards of our Class A Common Shares and on unvested awards of common shares of our applicable public clients.

(4)
Mr. Murray has served as president and chief executive officer of Sonesta International Hotels Corporation since April 1, 2022. Since that time, 80% of his annual cash compensation has been paid by Sonesta; we pay the remainder of such cash compensation and paid 100% of his cash compensation prior to that date. We paid 100% of a cash bonus that Mr. Murray received on April 1, 2022 with respect to his service to us prior to becoming the president and chief executive officer of Sonesta. This arrangement is described in more detail above in “Compensation Overview” and “Analysis of Fiscal 2022 Cash Compensation.” The cash compensation listed in this table are the amounts we paid to Mr. Murray, and do not include the cash compensation Sonesta paid

THE RMR GROUP INC.	2023 Proxy Statement 35

to him. The amounts listed in this table also do not include matching contributions made by Sonesta to Mr. Murray with respect to his participation in Sonesta’s 401(k) plan.
(5)
Mr. Pertchik serves as the president and chief executive officer of TA and 80% of his annual cash compensation is paid by TA; we pay the remainder of such cash compensation. This arrangement is described in more detail above in “Compensation Overview” and “Analysis of Fiscal 2022 Cash Compensation.” The cash compensation listed in this table are the amounts we paid to Mr. Pertchik and do not include the cash compensation TA paid to him. The amounts listed in this table also do not include matching contributions made by TA to Mr. Pertchik with respect to his participation in TA’s 401(k) plan.

The following table shows the total shares awarded by us and our public clients to our named executive officers, including for services as a managing trustee, managing director or named executive officer of a client, in fiscal year 2022, including vested and unvested portions of each award.
Name	Company	Grant Date	Number of Shares (#)	Grant Date Fair Value of Share Awards ($)(a)
Adam D. Portnoy	RMR	9/14/2022	12,000	315,720
	RMR	3/10/2022	3,000	91,080
	DHC	6/2/2022	20,000(b)	42,800
	ILPT	6/1/2022	3,500(b)	52,745
	OPI	6/16/2022	3,500(b)	65,940
	SVC	6/15/2022	7,000(b)	39,900
	ALR	6/7/2022	12,500(b)	17,625
	TA	6/9/2022	3,000(b)	109,110
	SEVN	5/26/2022	6,000(b)	63,960
	SEVN	10/1/2021	3,000(b)	31,230
				830,110
Jennifer B. Clark	RMR	9/14/2022	6,000	157,860
	RMR	3/10/2022	3,000	91,080
	DHC	9/14/2022	40,000	52,000
	ILPT	9/14/2022	15,000	102,450
	OPI	9/14/2022	18,000	314,820
	OPI	6/16/2022	3,500(b)	65,940
	SVC	9/14/2022	20,000	135,000
	ALR	6/7/2022	12,500(b)	17,625
	ALR	12/10/2021	25,000	77,750
	TA	12/13/2021	3,500	167,650
	SEVN	9/14/2022	5,000	50,500
	SEVN	10/1/2021	5,000	52,050
				1,284,725
Matthew P. Jordan	RMR	9/14/2022	6,000	157,860
	DHC	9/14/2022	40,000	52,000
	ILPT	9/14/2022	20,000	136,600
	ILPT	6/1/2022	3,500(b)	52,745
	OPI	9/14/2022	12,000	209,880
	SVC	9/14/2022	20,000	135,000
	ALR	12/10/2021	15,000	46,650
	TA	12/13/2021	3,500	167,650
	SEVN	9/14/2022	10,000	101,000
	SEVN	5/26/2022	6,000(b)	63,960
	SEVN	10/1/2021	3,000(b)	31,230
	SEVN	10/1/2021	10,000	104,100
				1,258,675
Jennifer F. Francis	RMR	9/14/2022	6,000	157,860
	DHC	9/14/2022	60,000(b)	78,000
	DHC	6/2/2022	20,000(b)	42,800
	ILPT	9/14/2022	15,000	102,450
	OPI	9/14/2022	12,000	209,880
	SVC	9/14/2022	20,000	135,000
	ALR	12/10/2021	15,000	46,650
	TA	12/13/2021	3,500	167,650
	SEVN	9/14/2022	5,000	50,500
	SEVN	10/1/2021	5,000	52,050
				1,042,840
John G. Murray	RMR	9/14/2022	6,000	157,860
	DHC	9/14/2022	40,000	52,000
	ILPT	9/14/2022	15,000	102,450
	OPI	9/14/2022	12,000	209,880

36 THE RMR GROUP INC.	2023 Proxy Statement

Name	Company	Grant Date	Number of Shares (#)	Grant Date Fair Value of Share Awards ($)(a)
	SVC	9/14/2022	30,000	202,500
	SVC	6/15/2022	7,000(b)	39,900
	ALR	12/10/2021	15,000	46,650
	TA	12/13/2021	3,500	167,650
	SEVN	9/14/2022	5,000	50,500
	SEVN	10/1/2021	5,000	52,050
				1,081,440
Jonathan M. Pertchik	RMR	9/14/2022	6,000	157,860
	DHC	9/14/2022	40,000	52,000
	ILPT	9/14/2022	15,000	102,450
	OPI	9/14/2022	12,000	209,880
	SVC	9/14/2022	20,000	135,000
	ALR	12/10/2021	15,000	46,650
	TA	6/9/2022	3,000(b)	109,110
	TA	12/13/2021	100,000(b)	4,790,000
	SEVN	9/14/2022	5,000	50,500
	SEVN	10/1/2021	5,000	52,050
				5,705,500

(a)
Equals the number of shares multiplied by the closing price per share on the date of the award grant, which is also the grant date fair value under ASC 718. No assumptions were used in this calculation.

(b)
Shares awarded for services as a managing trustee, managing director or named executive officer of a client, which will also be disclosed in such client’s proxy statement.

2022 Grants of Plan Based Awards

The following table shows the total of our Class A Common Shares awarded by us to our named executive officers in their capacity as our officers in 2022, and does not include the shares awarded to Mr. Portnoy and Ms. Clark in their capacity as Managing Directors.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Adam D. Portnoy	9/14/2022	12,000	315,720
Jennifer B. Clark	9/14/2022	6,000	157,860
Matthew P. Jordan	9/14/2022	6,000	157,860
Jennifer F. Francis	9/14/2022	6,000	157,860
John G. Murray	9/14/2022	6,000	157,860
Jonathan M. Pertchik	9/14/2022	6,000	157,860

(1)
Equals the number of our Class A Common Shares awarded multiplied by the closing price on the date of the award, which is also the grant date fair value under ASC 718. No assumptions were used in this calculation.

2022 Outstanding Equity Awards at Fiscal Year End

Name	Company	Date Granted	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Adam D. Portnoy	RMR	9/14/2022	9,600	227,424
	RMR	9/15/2021	6,000	142,140
	RMR	9/17/2020	4,000	94,760
	RMR	9/18/2019	2,000	47,380
				511,704
Jennifer B. Clark	RMR	9/14/2022	4,800	113,712
	RMR	9/15/2021	3,000	71,070
	RMR	9/17/2020	2,000	47,380

THE RMR GROUP INC.	2023 Proxy Statement 37

Name	Company	Date Granted	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	RMR	9/18/2019	1,000	23,690
	DHC	9/14/2022	32,000	31,683
	DHC	9/15/2021	24,000	23,762
	DHC	9/17/2020	12,000	11,881
	DHC	9/18/2019	4,000	3,960
	ILPT	9/14/2022	12,000	66,000
	ILPT	9/15/2021	6,000	33,000
	ILPT	9/17/2020	4,000	22,000
	ILPT	9/18/2019	2,000	11,000
	OPI	9/14/2022	14,400	202,320
	OPI	9/15/2021	9,000	126,450
	OPI	9/17/2020	4,000	56,200
	OPI	9/18/2019	2,000	28,100
	SVC	9/14/2022	16,000	83,040
	SVC	9/15/2021	12,000	62,280
	SVC	9/17/2020	8,000	41,520
	SVC	9/18/2019	2,000	10,380
	ALR	12/10/2021	20,000	18,998
	ALR	12/14/2020	1,200	1,140
	ALR	12/11/2019	800	760
	ALR	12/11/2018	300	285
	TA	12/13/2021	2,800	151,004
	TA	12/2/2020	1,200	64,716
	TA	12/4/2019	1,200	64,716
	TA	11/28/2018	480	25,886
	SEVN	9/14/2022	4,000	36,480
	SEVN	10/1/2021	4,000	36,480
	SEVN	9/17/2020	1,032	9,412
	SEVN	9/18/2019	516	4,706
				1,484,011
Matthew P. Jordan	RMR	9/14/2022	4,800	113,712
	RMR	9/15/2021	3,000	71,070
	RMR	9/17/2020	2,000	47,380
	RMR	9/18/2019	1,000	23,690
	DHC	9/14/2022	32,000	31,683
	DHC	9/15/2021	24,000	23,762
	DHC	9/17/2020	8,000	7,921
	DHC	9/18/2019	2,000	1,980
	ILPT	9/14/2022	16,000	88,000
	ILPT	9/15/2021	6,000	33,000
	ILPT	9/17/2020	4,000	22,000
	ILPT	9/18/2019	2,000	11,000
	OPI	9/14/2022	9,600	134,880
	OPI	9/15/2021	6,000	84,300
	OPI	9/17/2020	4,000	56,200
	OPI	9/18/2019	2,000	28,100
	SVC	9/14/2022	16,000	83,040
	SVC	9/15/2021	12,000	62,280

38 THE RMR GROUP INC.	2023 Proxy Statement

Name	Company	Date Granted	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	SVC	9/17/2020	8,000	41,520
	SVC	9/18/2019	2,000	10,380
	ALR	12/10/2021	12,000	11,399
	ALR	12/14/2020	1,200	1,140
	ALR	12/11/2019	800	760
	ALR	12/11/2018	28	27
	TA	12/13/2021	2,800	151,004
	TA	12/2/2020	1,200	64,716
	TA	12/4/2019	1,200	64,716
	TA	11/28/2018	60	3,236
	SEVN	9/14/2022	8,000	72,960
	SEVN	10/1/2021	8,000	72,960
	SEVN	9/17/2020	1,032	9,412
	SEVN	9/18/2019	516	4,706
				1,432,934
Jennifer F. Francis	RMR	9/14/2022	4,800	113,712
	RMR	9/15/2021	3,000	71,070
	RMR	9/17/2020	800	18,952
	RMR	9/18/2019	400	9,476
	DHC	9/14/2022	48,000	47,525
	DHC	9/15/2021	36,000	35,644
	DHC	9/17/2020	12,000	11,881
	DHC	9/18/2019	3,000	2,970
	ILPT	9/14/2022	12,000	66,000
	ILPT	9/15/2021	6,000	33,000
	ILPT	9/17/2020	800	4,400
	ILPT	9/18/2019	400	2,200
	OPI	9/14/2022	9,600	134,880
	OPI	9/15/2021	6,000	84,300
	OPI	9/17/2020	800	11,240
	OPI	9/18/2019	400	5,620
	SVC	9/14/2022	16,000	83,040
	SVC	9/15/2021	12,000	62,280
	SVC	9/17/2020	1,600	8,304
	SVC	9/18/2019	400	2,076
	ALR	12/10/2021	12,000	11,399
	ALR	12/14/2020	1,200	1,140
	ALR	12/11/2019	800	760
	ALR	12/11/2018	28	27
	TA	12/13/2021	2,800	151,004
	TA	12/2/2020	1,200	64,716
	TA	12/4/2019	108	5,824
	TA	11/28/2018	36	1,941
	SEVN	9/14/2022	4,000	36,480
	SEVN	10/1/2021	4,000	36,480
	SEVN	9/17/2020	206	1,879
	SEVN	9/18/2019	104	948
				1,121,168

THE RMR GROUP INC.	2023 Proxy Statement 39

Name	Company	Date Granted	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John G. Murray	RMR	9/14/2022	4,800	113,712
	RMR	9/15/2021	3,000	71,070
	RMR	9/17/2020	2,000	47,380
	RMR	9/18/2019	1,000	23,690
	DHC	9/14/2022	32,000	31,683
	DHC	9/15/2021	24,000	23,762
	DHC	9/17/2020	8,000	7,921
	DHC	9/18/2019	2,000	1,980
	ILPT	9/14/2022	12,000	66,000
	ILPT	9/15/2021	9,000	49,500
	ILPT	9/17/2020	6,000	33,000
	ILPT	9/18/2019	3,000	16,500
	OPI	9/14/2022	9,600	134,880
	OPI	9/15/2021	6,000	84,300
	OPI	9/17/2020	4,000	56,200
	OPI	9/18/2019	2,000	28,100
	SVC	9/14/2022	24,000	124,560
	SVC	9/15/2021	18,000	93,420
	SVC	9/17/2020	12,000	62,280
	SVC	9/18/2019	3,000	15,570
	ALR	12/10/2021	12,000	11,399
	ALR	12/14/2020	1,200	1,140
	ALR	12/11/2019	800	760
	ALR	12/11/2018	28	27
	TA	12/13/2021	2,800	151,004
	TA	12/2/2020	1,200	64,716
	TA	12/4/2019	1,200	64,716
	TA	11/28/2018	240	12,943
	SEVN	9/14/2022	4,000	36,480
	SEVN	10/1/2021	4,000	36,480
	SEVN	9/17/2020	1,032	9,412
	SEVN	9/18/2019	516	4,706
				1,479,291
Jonathan M. Pertchik	RMR	9/14/2022	4,800	113,712
	RMR	9/15/2021	3,000	71,070
	RMR	9/17/2020	2,000	47,380
	DHC	9/14/2022	32,000	31,683
	DHC	9/15/2021	24,000	23,762
	DHC	9/17/2020	4,000	3,960
	ILPT	9/14/2022	12,000	66,000
	ILPT	9/15/2021	6,000	33,000
	ILPT	9/17/2020	2,000	11,000
	OPI	9/14/2022	9,600	134,880
	OPI	9/15/2021	6,000	84,300
	OPI	9/17/2020	2,000	28,100
	SVC	9/14/2022	16,000	83,040
	SVC	9/15/2021	12,000	62,280
	SVC	9/17/2020	8,000	41,520

40 THE RMR GROUP INC.	2023 Proxy Statement

Name	Company	Date Granted	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	ALR	12/10/2021	12,000	11,399
	ALR	12/14/2020	1,200	1,140
	TA	12/13/2021	90,000	4,853,700
	TA	12/2/2020	30,000	1,617,900
	TA	12/16/2019	20,000	1,078,600
	SEVN	9/14/2022	4,000	36,480
	SEVN	10/1/2021	4,000	36,480
	SEVN	9/17/2020	516	4,706
				8,476,092

(1)
Equals the number of unvested shares multiplied by the closing price per share of our Class A Common Shares or the respective client’s common shares on September 30, 2022.

2022 Stock Vested

The following table shows Class A Common Share awards made in fiscal 2022 and prior years to our named executive officers that vested in fiscal 2022.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Adam D. Portnoy(2)	10,000	259,956
Jennifer B. Clark(3)	5,000	129,978
Matthew P. Jordan	5,000	129,978
Jennifer F. Francis	3,300	86,039
John G. Murray	5,000	129,978
Jonathan M. Pertchik	3,200	83,292

(1)
Equals the number of vesting Class A Common Shares multiplied by the closing price on the date that such Class A Common Shares vested in fiscal 2022.

(2)
The number of Class A Common Shares shown in the table does not include Class A Common Shares awarded to Mr. Portnoy in his capacity as a Managing Director.

(3)
The number of Class A Common Shares shown in the table does not include Class A Common Shares awarded to Ms. Clark in her capacity as a Managing Director.

Potential Payments upon Termination or Change in Control

On September 14, 2022, our Compensation Committee approved awards of 12,000 Class A Common Shares to Mr. Portnoy and 6,000 Class A Common Shares to each of Mses. Clark and Francis and Messrs. Jordan, Murray and Pertchik in their capacities as our executive officers. These awards were valued at $26.31 per Class A Common Share, the closing price of the Class A Common Shares on the Nasdaq on the date the awards were made under the Plan. The form of award agreement for each of these awards provides for vesting of the Class A Common Shares in five equal annual installments beginning on the date of the award and the Plan provides for acceleration of vesting of all share awards (including previously granted awards) upon the occurrence of certain change in control or employment termination events (each, a “Termination Event”).

THE RMR GROUP INC.	2023 Proxy Statement 41

The following table describes the potential payments to our named executive officers upon a Termination Event, if such event had occurred, as of September 30, 2022.
Name	Number of Shares Vested Upon Termination Event (#)	Value Realized on Termination Event as of September 30, 2022 ($)(1)
Adam D. Portnoy	21,600	511,704
Jennifer B. Clark	10,800	255,852
Matthew P. Jordan	10,800	255,852
Jennifer F. Francis	9,000	213,210
John G. Murray	10,800	255,852
Jonathan M. Pertchik	9,800	232,162

(1)
Equals the number of shares multiplied by the closing price per share of our Class A Common Shares on September 30, 2022 of $23.69.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees (excluding our principal executive officer), the annual total compensation of our principal executive officer, Mr. Portnoy, and the ratio of these two amounts.
For fiscal 2022, our last completed fiscal year:
•
the median of the annual total compensation of all employees of the Company (excluding Mr. Portnoy) was $121,987; and

•
the annual total compensation of Mr. Portnoy, as reported in the Summary Compensation Table on page 35, was $4,148,594.

Based on this information, for fiscal 2022, the ratio of the annual total compensation of Mr. Portnoy to the median of the annual total compensation of all other employees was 34 to 1.
We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected in our payroll records for fiscal 2022 and (2) the value of Class A Common Shares that were awarded in fiscal 2022, for all individuals (excluding our Chief Executive Officer), who we employed on September 30, 2022 (whether on a full-time or part-time basis). In addition, we annualized the wages of full-time employees who were hired during fiscal 2022 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or stock compensation.
After identifying the median employee, we calculated annual total compensation for fiscal 2022 for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

42 THE RMR GROUP INC.	2023 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT
OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
Our Audit Committee has the sole authority and responsibility to hire, evaluate and, when appropriate, replace our independent auditors and is directly responsible for the appointment, compensation and general oversight of the work of our independent auditors. Our Audit Committee is responsible for approving the audit and permissible non-audit services provided by our independent auditors and the associated fees.
Our Audit Committee evaluates the performance of our independent auditors annually and determines whether to re-engage the current independent auditors or consider other audit firms. In doing so, our Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ technical expertise and knowledge of our operations and industry, the auditors’ independence, the results of Public Company Accounting Oversight Board (“PCAOB”) inspections and peer quality reviews of the auditors and the auditors’ reputation in the marketplace. In connection with the mandated rotation of our independent auditors’ lead engagement partner, our Audit Committee and its chair consider the selection of the new lead engagement partner identified by our independent auditors.
Based on this evaluation, our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent auditors for the fiscal year ending September 30, 2023. Deloitte has served as our independent auditors since June 2020 and is considered by management and our Audit Committee to be well-qualified.
Our Audit Committee has determined to submit its selection of our independent auditors to our shareholders for ratification. This vote will ratify prior action by our Audit Committee and will not be binding upon our Audit Committee. However, our Audit Committee may reconsider its prior appointment of our independent auditors or consider the results of this vote when it determines who to appoint as our independent auditors in the future.

THE RMR GROUP INC.	2023 Proxy Statement 43

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided to us by Deloitte for the fiscal years ended September 30, 2022 and 2021.
	2022 Fees	2021 Fees
Audit Fees	$590,240	$517,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	948	812
Audit Fees. This category includes fees associated with the annual financial statements audit, and related audit procedures, the internal control over financial reporting audit and related audit procedures, work performed in connection with any registration statements and any applicable Current Reports on Form 8-K and the review of our Quarterly Reports on Form 10-Q.
Audit Related Fees. This category consists of services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions, information systems audits and other attest services.
Tax Fees. This category consists of fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees. This category consists of services that are not included in the above categories. The amounts for 2021 and 2022 reflect annual subscription fees for Deloitte’s online accounting research application.

44 THE RMR GROUP INC.	2023 Proxy Statement

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has established policies and procedures that are intended to control the services provided by our independent auditors and to monitor their continuing independence. Under these policies, our independent auditors may not undertake any services unless the engagement is specifically approved by our Audit Committee or the services are included within a category that has been approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved. In certain circumstances, our management is required to notify our Audit Committee when approved services are undertaken and our Audit Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible for reporting to our Audit Committee regarding compliance with these policies and procedures.
Our Audit Committee will not approve engagements of our independent auditors to perform non-audit services for us if doing so will cause our independent auditors to cease to be independent within the meaning of applicable SEC or Nasdaq rules. In other circumstances, our Audit Committee considers, among other things, whether our independent auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the PCAOB Rules.
All services for which we engaged Deloitte in fiscal 2022 and 2021 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Deloitte in fiscal 2022 and 2021 are set forth above and include estimated fee amounts. Our Audit Committee approved the engagement of Deloitte in fiscal 2022 and 2021 to provide the non-audit services described above because it determined that Deloitte providing these services would not compromise its independence and that Deloitte’s familiarity with our record keeping and accounting systems would permit the firm to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers. For fiscal 2021 and 2022, there were no non-audit services provided to us by Deloitte other than with respect to our subscription to Deloitte’s online accounting research application.
Other Information

We have been advised by Deloitte that neither the firm, nor any member of the firm, has any material interest, direct or indirect, in any capacity in us or our subsidiaries.
One or more representatives of Deloitte will be present at our 2023 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Ratification of the appointment of our independent auditors requires the affirmative vote of a majority of all the votes cast, in person or by proxy, at our 2023 Annual Meeting.
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

THE RMR GROUP INC.	2023 Proxy Statement 45

REPORT OF OUR AUDIT COMMITTEE
In the course of our Audit Committee’s oversight of our financial reporting process, our Audit Committee has: (i) reviewed and discussed with our management the audited financial statements for the fiscal year ended September 30, 2022; (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301; (iii) received the written disclosures and the letter from our auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with our Audit Committee concerning independence; (iv) discussed with our independent auditors their independence; and (v) considered whether the provision of non-audit services by our independent auditors is compatible with maintaining their independence and concluded that it is compatible at this time.
Based on the foregoing review and discussions, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the Securities and Exchange Commission.
Ann Logan, Chair
Rosen Plevneliev
Jonathan Veitch
Walter C. Watkins, Jr.

46 THE RMR GROUP INC.	2023 Proxy Statement

FREQUENTLY ASKED QUESTIONS
Proxy Materials and Voting Information
1.
What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our 2023 Annual Meeting include the Notice Regarding the Availability of Proxy Materials, Notice of 2023 Annual Meeting, this Proxy Statement and our Annual Report for the fiscal year ended September 30, 2022 (collectively, the “proxy materials”). If you request a paper copy of these materials, the proxy materials will also include a proxy card or voting instruction form.
A proxy statement is a document that SEC regulations require us to give you when we ask you to return a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called your proxy.
2.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, Equiniti Shareowner Services, you are considered a shareholder of record of those shares. If you are a shareholder of record, you should receive only one notice or proxy card for all the Class A Common Shares you hold in certificate form and in book entry form.
If your shares are held in an account you own at a bank or brokerage firm or you hold shares through another nominee, you are considered the “beneficial owner” of those shares. If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your Class A Common Shares.
If you hold some shares of record and some shares beneficially, you should receive a notice or proxy card for all the Class A Common Shares you hold of record and a separate voting instruction form for the shares from the bank, broker or other nominee through which you own Class A Common Shares.
3.
What different methods can I use to vote?

By Telephone or Internet. All shareholders of record can authorize a proxy to vote their shares by touchtone telephone by calling 1-800-690-6903, or through the internet at www.proxyvote.com, using the procedures and instructions described in your Notice Regarding the Availability of Proxy Materials or proxy card. Beneficial owners may authorize a proxy by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or nominee will include the instructions with the proxy voting materials. To authorize a proxy by telephone or internet, you will need the 16 digit control number provided on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. The telephone and internet proxy authorization procedures are designed to authenticate shareholder identities, to allow shareholders to authorize a proxy to vote their shares and to confirm that their instructions have been recorded properly. Proxies submitted by telephone or through the internet must be received by 11:59 p.m., Eastern time, on March 28, 2023 or, if the meeting is postponed or adjourned to a later date, by 11:59 p.m., Eastern time, on the day immediately preceding the date of the reconvened meeting.
By Written Proxy. All shareholders of record can also submit voting instructions by written proxy card. If you are a shareholder of record and receive a Notice Regarding the Availability of Proxy Materials, you may request a written proxy card by following the instructions included in the notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee. Proxies submitted by mail must be received by 11:59 p.m., Eastern time, on March 28, 2023 or, if the meeting is postponed or adjourned to a later date, by 11:59 p.m., Eastern time, on the day immediately preceding the date of the reconvened meeting.

THE RMR GROUP INC.	2023 Proxy Statement 47

Electronically at our 2023 Annual Meeting.
•
All shareholders of record may vote electronically at the meeting, as described in the response to question 11. Even if you plan to attend our 2023 Annual Meeting, we recommend that you follow the voting directions described above, so that your vote will be counted if you later decide not to attend our 2023 Annual Meeting.

•
Beneficial owners may vote electronically at our 2023 Annual Meeting if they have a legal proxy as described in the response to questions 11 and 12.

A shareholder may revoke a proxy at any time before it is voted at our 2023 Annual Meeting, subject to the proxy voting deadlines described above, by authorizing a proxy again on a later date by internet or by telephone, by signing and returning a later dated proxy card, by attending the meeting and voting or by sending an original written statement revoking the prior proxy to our Secretary at our principal executive office (or by hand delivery to the Secretary before the taking of the vote at our 2023 Annual Meeting). Attendance at our 2023 Annual Meeting will not, by itself, revoke a duly executed proxy.
Beneficial owners who wish to change their votes should contact the organization that holds their shares.
If you have any questions or need assistance in voting your shares or authorizing your proxy, please call the firm assisting us in the solicitation of proxies:
Saratoga Proxy Consulting LLC
520 8th Avenue
14th Floor
New York, NY 10018
(212) 257-1311
4.
Who may vote at our 2023 Annual Meeting?

Holders of record of any class of our Common Shares as of the close of business on January 11, 2023, the record date, may vote at the meeting. Holders of any class of our Common Shares will vote as a single class on all matters at the meeting.
5.
What if I authorize a proxy and do not specify how my shares are to be voted?

If you submit a signed proxy card or authorize a proxy by internet or telephone, but do not indicate how your Common Shares should be voted on one or more proposals, then the proxies will vote your shares as our Board recommends on those proposals. Other than the proposals listed on pages 11, 26 and 43, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their discretion.
6.
What is a quorum? How are abstentions, withheld votes and broker non-votes counted?

A quorum of shareholders is required for shareholders to take action at our 2023 Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at our 2023 Annual Meeting constitutes a quorum.
Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote and (ii) the broker does not have discretionary voting power on a particular matter), if any, are included in determining whether a quorum is present. Abstentions are not votes cast and, therefore, will not be included in vote totals and will have no effect on the outcome of any proposal to be acted upon at our Annual Meeting. A proxy marked “WITHHOLD” with respect to Proposal 1 will have the same effect as an abstention. Broker non-votes are not votes cast and, therefore, will not be included in vote totals and will have no effect on the outcome of Proposal 1 and Proposal 2. There can be no broker non-votes on Proposal 3 as it is a matter on which, if you hold your shares

48 THE RMR GROUP INC.	2023 Proxy Statement

in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on your behalf.
7.
Can I access the proxy materials on the internet? How can I sign up for the electronic proxy delivery service?

The Notice of 2023 Annual Meeting, this Proxy Statement and the Annual Report are available at www.proxyvote.com. You may access these proxy materials on the internet through the conclusion of our 2023 Annual Meeting.
Instead of receiving future copies of our proxy materials by mail, shareholders of record and most beneficial owners may elect to receive these materials electronically. Opting to receive your future proxy materials electronically will reduce the environmental impact of our annual meeting, save us the cost of printing and mailing documents, and also will give you an electronic link to our proxy voting site. Your Notice Regarding the Availability of Proxy Materials instructs you as to how you may request electronic delivery of future proxy materials.
8.
How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies on behalf of the Company. We have engaged Saratoga Proxy Consulting LLC (“Saratoga”) to assist with the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses. We have agreed to indemnify Saratoga against certain liabilities arising out of our agreement with Saratoga. We will request banks, brokers and other nominees to forward proxy materials to the beneficial owners of Class A Common Shares and to obtain their voting instructions. We will reimburse those firms for their expenses of forwarding proxy materials.
Proxies may also be solicited, without additional compensation, by our and our subsidiaries’ directors, officers and employees, by mail, telephone or other electronic means or in person.
9.
What is householding?

As permitted by the Exchange Act, we may deliver to shareholders only one copy of the Notice Regarding the Availability of Proxy Materials, Notice of 2023 Annual Meeting, this Proxy Statement and the Annual Report to Shareholders residing at the same address, unless a shareholder at such address has notified us of such shareholder’s desire to receive separate copies of those documents. This practice is known as “householding.”
We will deliver a separate copy of any of those documents to you if you write to us at Investor Relations, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8230. If you want to receive separate copies of our notices regarding the availability of proxy materials, notices of annual meetings, proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.
2023 Annual Meeting Information
10.
Why is our 2023 Annual Meeting being held virtually?

To provide all of our shareholders across the United States and abroad an opportunity to participate in our 2023 Annual Meeting, our 2023 Annual Meeting will be a completely virtual meeting of shareholders. Shareholders attending our 2023 Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would have had at an in-person meeting.
11.
How do I attend our 2023 Annual Meeting?

Attendance at the meeting is limited to our Directors and officers, shareholders as of the close of business on January 11, 2023 (the record date for our 2023 Annual Meeting) or their duly authorized representatives or proxies, and other persons permitted by the Chair of the meeting.

THE RMR GROUP INC.	2023 Proxy Statement 49

•
Record owners:   If you are a shareholder as of the close of business on the record date who holds shares directly, you may participate in our 2023 Annual Meeting via internet webcast by visiting the following website and following the registration and participation instructions contained therein: https://www.viewproxy.com/rmrgroup/2023. Please have the 16 digit control number located on your proxy card or voting information form available.

•
Beneficial owners:   If you are a shareholder as of the record date who holds shares indirectly through a brokerage firm, bank or other nominee, you must register in advance to attend our 2023 Annual Meeting. You will need to present evidence of your beneficial ownership of shares. For this purpose, a copy of a letter or account statement from the applicable brokerage firm, bank or other nominee confirming such ownership will be acceptable. If you are a beneficial owner and want to vote your shares at our 2023 Annual Meeting, you must also provide a legal proxy from your broker, bank or other nominee. You will not be able to vote your shares at our 2023 Annual Meeting without a legal proxy, as described in the response to question 12. Please follow the instructions from your bank, broker or nominee included with these proxy materials, or contact your bank, broker or nominee to request a legal proxy form.

To register, you must submit proof of your beneficial ownership of shares and legal proxy, as applicable, along with your name and address, to virtualmeeting@viewproxy.com. Upon successful preregistration, you will receive a confirmation email from customercare@gotowebinar.com confirming registration and providing further instructions regarding attending our 2023 Annual Meeting. Beneficial owners should complete the registration process noted above at least three days in advance of our 2023 Annual Meeting to ensure that all documentation and verifications are in order.
If you have questions regarding these admission procedures, please call Investor Relations at (617) 796-8230.
12.
How can I vote electronically at our 2023 Annual Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at our 2023 Annual Meeting, you need to first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend our 2023 Annual Meeting. Please follow the procedures described in the response to questions 3 and 11.
You will not be able to vote your shares at the meeting without a legal proxy. If you do not have a legal proxy, you can still attend the meeting by following the procedures described in the response to question 11. However, you will not be able to vote your shares at the meeting without a legal proxy. We encourage you to vote your shares in advance, even if you intend to attend the meeting.
13.
How can I ask questions at our 2023 Annual Meeting?

Shareholders as of the record date who attend and participate in our 2023 Annual Meeting at https://www.viewproxy.com/rmrgroup/2023 will have an opportunity to submit questions live via the internet during a designated portion of the program. Shareholders must have available their control number provided on their proxy card or voting instruction form.
If you experience any technical difficulties accessing our 2023 Annual Meeting or during the meeting, please call the toll-free number that will be available on our virtual shareholder login site for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of our 2023 Annual Meeting.
Company Documents, Communications and Shareholder Proposals
14.
How can I view or request copies of our SEC filings and other documents?

You can visit our website to view our Governance Guidelines, Board committee charters and the Code. To view these documents, go to www.rmrgroup.com, click on “Investors & Media” and then click on “Corporate

50 THE RMR GROUP INC.	2023 Proxy Statement

Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our Directors and executive officers, go to www.rmrgroup.com, click on “Investors & Media” and then click on “Financial Information.”
We will deliver free of charge, upon request, a copy of our Governance Guidelines, Board committee charters, Code or Annual Report to any shareholder requesting a copy. Requests should be directed to Investor Relations at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
15.
How can I communicate with our Directors?

Any shareholder or other interested person who wants to communicate with our Directors, individually or as a group, should write to the party for whom the communication is intended, c/o Secretary, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or email secretary@rmrgroup.com. The communication will then be delivered to the appropriate party or parties.
16.
How do I submit a nomination or other proposal for action at our 2024 annual meeting of shareholders?

A nomination or other proposal for action to be presented by any shareholder at our 2024 annual meeting of shareholders must be submitted as follows:
•
For a proposal to be eligible to be included in the proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at our principal executive office by September 20, 2023.

•
For a nomination or proposal to be timely for purposes of Rule 14a-4(c)(1) under the Exchange Act, the proposal must be received by us no later than December 4, 2023.

•
For shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19, shareholders must provide notice to us no later than January 29, 2024, containing the information required by Rule 14a-19.

Proposals should be sent to our Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
For additional information regarding how to submit a shareholder proposal, see page 9 of this Proxy Statement.

THE RMR GROUP INC.	2023 Proxy Statement 51

RELATED PERSON TRANSACTIONS
In this “Related Person Transactions” section, unless the context requires otherwise, references to “RMR Inc.”, “we,” “us” and “our” refer solely to The RMR Group Inc., a Maryland corporation, and not any of our subsidiaries. The description of agreements in this “Related Person Transactions” section do not purport to be complete and are subject to, and qualified in their entirety by, reference to the actual agreements, copies of certain of which are filed as exhibits to our Annual Report.
A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the amount involved exceeds $120,000 and (iii) any related person had, has or will have a direct or indirect material interest.
A “related person” means any person who is, or at any time since October 1, 2021 was:
•
a Director, a nominee for Director or an executive officer of us;

•
known to us to be the beneficial owner of more than 5% of the outstanding Common Shares when a transaction in which such person had a direct or indirect material interest occurred or existed;

•
an immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of any of the persons referenced in the preceding two bullets, and any person (other than a tenant or employee) sharing the household of any of the persons referenced in the preceding two bullets; or

•
a firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have adopted written Governance Guidelines that contain guidelines for the consideration and approval of any related person transactions. Under these Governance Guidelines, neither we nor any of our subsidiaries may enter into a transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction must be reviewed, authorized and approved or ratified by both (i) the affirmative vote of a majority of our Board and (ii) the affirmative vote of a majority of the Independent Directors (as such term is defined under Nasdaq rules). In determining whether to approve or ratify a transaction, our Board, or disinterested Directors or Independent Directors, as the case may be, must also act in accordance with any applicable provisions of our charter and Bylaws, consider all of the relevant facts and circumstances and approve only those transactions that they determine are fair and reasonable to us. All related person transactions described in Annex A to this Proxy Statement were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies, as described above, and Maryland law. In the case of any transaction with us in which any other employee of us who is subject to the Code who has a direct or indirect material interest in the transaction, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested. Copies of our Governance Guidelines and the Code are available on our website, www.rmrgroup.com.
Certain related person transactions are set forth in Annex A to this Proxy Statement.

52 THE RMR GROUP INC.	2023 Proxy Statement

OTHER INFORMATION
At this time, we know of no other matters that will be brought before the meeting. If, however, other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy card intend to vote the shares for which they have been appointed or authorized as proxy in accordance with their discretion on such matters to the maximum extent that they are permitted to do so by applicable law.
Jennifer B. Clark
Managing Director, Executive Vice President, General Counsel and Secretary
Newton, Massachusetts
January 18, 2023

THE RMR GROUP INC.	2023 Proxy Statement 53

ANNEX A—CERTAIN RELATED PERSON TRANSACTIONS
We conduct substantially all of our business through our majority owned subsidiary, The RMR Group LLC (“RMR LLC”). We have no employees, and the personnel and various services we require to operate our business are or will be provided to us by RMR LLC. We serve as the managing member of RMR LLC and, as of January 11, 2023, we owned 15,604,222, class A membership units (“Class A Units”) of RMR LLC and 1,000,000 class B membership units of RMR LLC.
Adam D. Portnoy, the Chair of our Board and one of our Managing Directors, is the sole trustee of our controlling shareholder, ABP Trust, and owns all of ABP Trust’s voting securities and a majority of the economic interests of ABP Trust. As of January 11, 2023, Adam D. Portnoy beneficially owned, in aggregate, including through ABP Trust, (i) 185,502 Class A Common Shares, (ii) all the outstanding Class B-1 Common Shares, (iii) all the outstanding Class B-2 Common Shares, and (iv) 15,000,000 Class A Units of RMR LLC. Our Class B-1 Common Shares and Class B-2 Common Shares entitle holders to ten votes per share. As a result of their ownership of our Common Shares and units of RMR LLC, Adam D. Portnoy and ABP Trust, in effect, own in aggregate a combined direct and indirect 51.2% economic interest in RMR LLC and control 91.2% of the voting power of our outstanding Common Shares.
Adam D. Portnoy, Jennifer B. Clark and Matthew P. Jordan are our officers, officers of ABP Trust and officers and employees of RMR LLC; Jennifer F. Francis, John G. Murray and Jonathan M. Pertchik are officers and employees of RMR LLC.
Through RMR LLC, we provide management services for four real estate investment trusts: Diversified Healthcare Trust (including its subsidiaries, “DHC”); Industrial Logistics Properties Trust (including its subsidiaries, “ILPT”); Office Properties Income Trust (including its subsidiaries, “OPI”); and Service Properties Trust (including its subsidiaries, “SVC,” and together with DHC, ILPT and OPI, the “Managed Equity REITs”).
Through our subsidiary Tremont Realty Capital LLC, or “Tremont”, an investment adviser registered with the Securities and Exchange Commission, or “SEC,” we provide advisory services for a mortgage real estate investment trust, Seven Hills Realty Trust, or “SEVN”. As of January 11, 2023, Tremont owned 11.6% of SEVN.
Through RMR LLC, we provide management services for three real estate based operating companies: AlerisLife Inc. (including its subsidiaries, “ALR”); Sonesta International Hotels Corporation (including its subsidiaries, “Sonesta”); and TravelCenters of America Inc. (including its subsidiaries, “TA” and together with ALR and Sonesta, the “Managed Operating Companies”). Through RMR LLC, we also provide management services for ABP Trust and its subsidiaries, or collectively ABP Trust, and other private entities that own commercial real estate, of which certain of our Managed Equity REITs own minority equity interests. We refer to these clients as the Managed Private Real Estate Capital clients.
Adam D. Portnoy is also the chair of the board of trustees of each of the Managed Equity REITS and SEVN (together, the “Managed REITs” or “Managed Public Real Estate Capital clients”), the chair of the board of directors of each of ALR and TA, a managing trustee or managing director of each of the Managed REITs, ALR and TA and a director and the controlling shareholder of Sonesta (and its parent). Jennifer B. Clark is a managing trustee of OPI, a managing director of ALR and a director of Sonesta (and its parent), and she previously served as a managing trustee of each of DHC and SEVN (then known as RMR Mortgage Trust) until June 3, 2021 and January 5, 2021, respectively. Ms. Clark also serves as the secretary of all the publicly traded clients to which we provide management services and Sonesta. Many of the executive officers of the Managed Operating Companies are officers or employees of RMR LLC. Our executive officers are also managing directors, managing trustees or executive officers of certain of the Managed REITs and the Managed Operating Companies.
As of January 11, 2023, Adam D. Portnoy beneficially owned, in aggregate, 6.1% of ALR’s outstanding common shares, 1.1% of SVC’s outstanding common shares, 1.2% of ILPT’s outstanding common shares, 1.5% of OPI’s outstanding common shares, 1.1% of DHC’s outstanding common shares, 4.4% of TA’s outstanding common shares (including through RMR LLC) and 13.4% of SEVN’s outstanding common shares (including through Tremont and ABP Trust).

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The Managed REITs have no employees. RMR LLC provides or arranges for all the personnel, overhead and services required for the operation of the Managed Equity REITs pursuant to management agreements with them. All the officers of the Managed Equity REITs and ABP Trust are officers or employees of RMR LLC. All the officers, overhead and required office space of SEVN are provided or arranged by Tremont. All of SEVN’s officers are officers or employees of Tremont or RMR LLC.
Several of our clients have historical and ongoing material relationships with other of our clients and several of the independent trustees and independent directors of our public clients also serve as independent trustees and independent directors of other of our public clients. For example, as of January 11, 2023, SVC owned 7.8% of the outstanding common shares of TA and approximately 34% of the outstanding shares of Sonesta’s parent, and DHC owned approximately 32% of the outstanding common stock of ALR. As of January 11, 2023, ILPT owned (i) a 22% equity interest in a joint venture and (ii) a 61% interest in a joint venture formed in February 2022 in connection with ILPT’s acquisition of Monmouth Real Estate Investment Corporation. Additionally, as of January 11, 2023, DHC owned (i) a 10% equity interest in a joint venture for a life sciences property located in Boston, Massachusetts and (ii) a 20% equity interest in a joint venture for 10 medical office and life science properties. We provide management services to each of these joint ventures. SVC is TA’s principal landlord, and TA is SVC’s largest tenant, operating travel center locations owned by SVC pursuant to long term leases, and Sonesta manages the majority of SVC’s hotels and most of the hotels Sonesta operates are owned by SVC. ALR manages many of the senior living communities that DHC owns pursuant to long term agreements.
Related Person Transactions
Management and Advisory Services
As a result of the relationships described in this “Related Person Transactions” section, the Managed REITs, the Managed Operating Companies and ABP Trust may be considered to be related persons of us. RMR LLC recognized management services, advisory services and reimbursable payroll and related cost revenues from these related parties for the fiscal year ended September 30, 2022 as set forth in the following table (dollars in thousands):
	For the Fiscal Year Ended September 30, 2022
Managed Public Real Estate Capital:(1)
DHC	$188,113
ILPT	64,947
OPI	350,343
SVC	112,037
Total Managed Equity REITs	715,440
SEVN	10,222
	725,662
Managed Private Real Estate Capital:(1)
ABP Trust	29,937
Other private entities	44,480
	74,417
Managed Operating Companies:
ALR	5,217
Sonesta	9,122
TA	17,986
	32,325
	$832,404	(2)

(1)
On December 23, 2021, DHC sold a 35% equity interest in its existing joint venture with an institutional investor. Following this

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sale, DHC owned a 20% equity interest in this joint venture. As a result, the management fees earned with respect to this joint venture are characterized as Managed Private Real Estate Capital for periods on and after December 23, 2021 and as Managed Public Real Estate Capital for periods prior to December 23, 2021. On June 29, 2022, DHC sold an additional 10% equity interest in this joint venture. Following this additional sale, DHC owns a 10% equity interest in this joint venture.
(2)
Includes reimbursable compensation and benefits (which include share awards by certain clients to our executive officers and other employees) totaling $63,756 and other reimbursable expenses totaling $568,767 for the fiscal year ended September 30, 2022.

Management Agreements with the Managed Equity REITs
RMR LLC is party to a business management agreement and a property management agreement with each Managed Equity REIT. Each business management agreement requires RMR LLC to use its reasonable best efforts to present the Managed Equity REIT with a continuing and suitable real estate investment program consistent with the REIT’s real estate investment policies and objectives. Each property management agreement requires RMR LLC to act as managing agent for each Managed Equity REIT’s properties and devote such time, attention and effort as may be appropriate to operate and manage the Managed Equity REIT’s properties in a diligent, orderly and efficient manner.
Business Management Agreement Fees. Each business management agreement between RMR LLC and a Managed Equity REIT provides for (i) an annual base management fee, payable monthly in arrears, and (ii) an annual incentive business management fee. The annual base management fee generally is calculated as the lesser of:
•
the sum of (a) 0.5% of the historical cost of transferred real estate assets, if any, as defined in the applicable business management agreement, plus (b) 0.7% of the average invested capital (exclusive of the transferred real estate assets), as defined in the applicable business management agreement, up to $250.0 million, plus (c) 0.5% of the average invested capital exceeding $250.0 million; and

•
the sum of (a) 0.7% of the average market capitalization, as defined in the applicable business management agreement, up to $250.0 million, plus (b) 0.5% of the average market capitalization exceeding $250.0 million.

The annual incentive business management fee payable by each Managed Equity REIT, if any, is calculated as follows:
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The incentive business management fee is calculated as an amount equal to 12.0% of the product of (a) the equity market capitalization of the Managed Equity REIT, as defined in the applicable business management agreement, on the last trading day of the year immediately prior to the measurement period, and (b) the amount, expressed as a percentage, by which the Managed Equity REIT’s total return per share realized by its common shareholders (i.e., share price appreciation plus dividends, or the “total return per share”), exceeds the total shareholder return of a specified REIT index (the “benchmark return per share”) for the relevant measurement period, with each of (a) and (b) subject to adjustments for net common shares issued by the Managed Equity REIT during the measurement period.

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The measurement period for an annual incentive business management fee is defined as the three year period ending on December 31 of the year for which such fee is being calculated. The specified REIT index utilized to calculate the benchmark return per share for each of our Managed Equity REITs when calculating the incentive business management fees is the respective subsector index of the MSCI U.S. REIT Index for periods beginning on and after August 1, 2021. For periods prior to August 1, 2021, the previously used and now discontinued respective subsector index of the SNL U. S. REIT Index was utilized to calculate the benchmark return per share for each of our Managed Equity REITs when calculating the incentive business management fees.

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No incentive business management fee is payable by the Managed Equity REIT unless its total return per share during the measurement period is positive.

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If the Managed Equity REIT’s total return per share exceeds 12% per year in the measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the specified REIT index for such measurement period and 12% per year, or the “adjusted benchmark return per share.” In instances where the adjusted benchmark return per share applies, the incentive fee will be reduced if the Managed Equity REIT’s total return per share is between 200

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basis points and 500 basis points below the specified REIT index in any year, by a low return factor, as defined in the applicable business management agreement, and there will be no incentive business management fee paid if, in these instances, the Managed Equity REIT’s total return per share is more than 500 basis points below the specified REIT index in any year, determined on a cumulative basis (i.e., between 200 basis points and 500 basis points per year multiplied by the number of years in the measurement period and below the applicable market index).
•
The incentive business management fee payable by the Managed Equity REIT is subject to a cap equal to the value of the number of its common shares which would, after issuance, represent (a) 1.5% of the number of its common shares outstanding on December 31 of the year for which such fee is being calculated multiplied by (b) the average closing price of its common shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

•
Incentive fees paid by the Managed Equity REIT for any measurement period may be subject to certain “clawback” if the financial statements of the Managed Equity REIT for that measurement period are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR LLC and the amount of the incentive fee paid by the Managed Equity REIT was greater than the amount it would have paid based on the restated financial statements.

If the business management agreement is terminated, the base business management fee and incentive business management fee due in respect of any partial period prior to the date of termination will be prorated as provided in the agreement.
Property Management Agreement Fees. Except as noted in the last two sentences of this paragraph, no property management fees are payable by a Managed Equity REIT to RMR LLC for any hotels, senior living communities or travel centers which are leased to, or managed by, a Managed Operating Company or another operating business such as a hotel management company or a senior living or healthcare services provider. For other properties, each property management agreement between RMR LLC and a Managed Equity REIT provides for (1) a management fee equal to 3.0% of the gross rents collected from tenants and (2) a construction supervision fee equal to 5.0% of the cost of any construction, renovation or repair activities at the Managed Equity REIT’s properties, other than ordinary maintenance and repairs. We also earn property management fees for our oversight of any major capital projects and repositionings at DHC’s senior living communities, including DHC’s senior living communities managed by ALR, and SVC’s hotels, including SVC’s hotels managed by Sonesta, as DHC or SVC, as applicable, may request from time to time. RMR LLC receives the same fee previously paid to ALR and Sonesta, respectively, for these services, which is equal to 3.0% of the cost of any such major capital project or repositioning.
Expense Reimbursement. Under each business management agreement, the Managed Equity REIT pays or reimburses RMR LLC for all of the expenses relating to the Managed Equity REIT’s activities, including the costs and expenses of investigating, acquiring, owning and disposing of its real estate (third party property diligence costs, appraisal, reporting, audit and legal fees), its costs of borrowing money, its costs of securities listing, transfer, registration and compliance with reporting requirements and its costs of third party professional services, including legal and accounting fees, and as otherwise agreed; and RMR LLC bears its general and administrative expenses relating to its performance of its obligations under the agreement, including expenses of its personnel, rent and other office expenses. Also, the allocable cost of internal audit services is reimbursed by each Managed Equity REIT to RMR LLC.
Also, under each property management agreement, the Managed Equity REIT pays certain allocable expenses of RMR LLC in the performance of its duties, including wages for onsite property management personnel and allocated costs of centralized property management services.
Term and Termination. The business and property management agreements with each Managed Equity REIT automatically extend on December 31st of each year and have terms thereafter that end on the 20th anniversary of the date of each extension. A Managed Equity REIT has the right to terminate its management agreements with RMR LLC: (1) at any time upon 60 days’ written notice for convenience, (2) immediately upon written notice for cause, as defined in the agreements, (3) upon written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined in the agreements, and (4) by

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written notice during the 12 months following a manager change of control, as defined in the agreements. RMR LLC has the right to terminate the management agreements for good reason, as defined in the agreements.
If a Managed Equity REIT terminates a management agreement for convenience, or if RMR LLC terminates a management agreement with a Managed Equity REIT for good reason, the Managed Equity REIT is obligated to pay RMR LLC a termination fee equal to the sum of the present values of the monthly future fees, as defined in the agreement, payable for the remaining term of the agreement, assuming it had not been terminated. If a Managed Equity REIT terminates a management agreement for a performance reason, as defined in the agreement, the Managed Equity REIT is obligated to pay RMR LLC the termination fee calculated as described above, but assuming a remaining term of ten years.
The management agreements provide for certain adjustments to the termination fees if a Managed Equity REIT merges with another REIT to which RMR LLC is providing management services or if the Managed Equity REIT spins off a subsidiary to which it contributed properties and to which RMR LLC is providing management services, both at the time of the spin off and on the date of the expiration or termination of either of the management agreements.
A Managed Equity REIT is not required to pay any termination fee if it terminates its business or property management agreements for cause, or as a result of a manager change of control, in each case as defined in such agreements.
Other Provisions. Under both the business and property management agreements, each Managed Equity REIT has agreed to indemnify RMR LLC, its members, officers, employees and affiliates against liabilities relating to acts or omissions of RMR LLC with respect to the provision of services by RMR LLC, except to the extent such provision of services was in bad faith or fraudulent, constituted willful misconduct or was grossly negligent. In addition, each management agreement provides that any disputes, as defined in those agreements, arising out of or relating to the agreement or the provision of services pursuant thereto, upon the demand of a party to the dispute, will be subject to mandatory arbitration in accordance with procedures provided in the agreement.
Management Agreements with the Managed Operating Companies
Fees. RMR LLC provides services and earns fees pursuant to a management agreement with each of the Managed Operating Companies. Under these agreements, RMR LLC provides services to the Managed Operating Companies relating to, or assists them with, among other things, their compliance with various laws and rules applicable to them, capital markets and financing activities, maintenance of their properties, selection of new business sites and evaluation of other business opportunities, accounting and financial reporting, internal audit, investor relations and general oversight of the Managed Operating Company’s daily business activities, including legal and tax matters, human resources, insurance programs and management information systems.
Each Managed Operating Company pays RMR LLC a fee under its management agreement in an amount equal to 0.6% of: (i) for ALR, ALR’s revenues from all sources reportable under U.S. Generally Accepted Accounting Principles (“GAAP”), other than revenues reportable by ALR with respect to properties for which ALR provides management services, plus the gross revenues of properties managed by ALR determined in accordance with GAAP; (ii) for Sonesta, Sonesta’s revenues from all sources reportable under GAAP, other than any revenues reportable by Sonesta with respect to hotels for which Sonesta provides management services, plus the revenues of hotels managed by Sonesta (except to the extent such managed hotel revenues are included in Sonesta’s gross revenues under GAAP); and (iii) for TA, the sum of TA’s gross fuel margin, determined as TA’s fuel sales revenues less its cost of fuel sales, plus TA’s total nonfuel revenues. In addition, the management agreement with each Managed Operating Company provides that the compensation of senior executives of the Managed Operating Company, who are also employees or officers of RMR LLC, is the responsibility of the party to or on behalf of which the individual renders services. In the past, because at least 80.0% of each of these executives’ business time was devoted to services to the Managed Operating Company, 80.0% of these executives’ total cash compensation was paid by the Managed Operating Company and the remainder was paid by RMR LLC. Each Managed Operating Company reimburses RMR LLC for certain expenses as provided under its management agreement.

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Term and Termination. The terms of the management agreements with each Managed Operating Company end on December 31st of each year, and automatically extend for successive one year terms, unless RMR LLC or the applicable Managed Operating Company gives notice of non-renewal before the expiration of the applicable term. Also, a Managed Operating Company may terminate its management agreement at any time (i) for ALR and TA, on 60 days’ notice and RMR LLC may terminate such agreements at any time on 120 days’ notice, and (ii) for Sonesta, on 30 days’ notice and RMR LLC may terminate its agreement with Sonesta on 30 days’ notice. If ALR or TA terminates or elects not to renew its agreement, other than for cause as defined in each agreement, the Managed Operating Company is obligated to pay RMR LLC a termination fee equal to 2.875 times the sum of the annual base management fee and the annual internal audit services expense, which amounts are based on averages during the 24 consecutive calendar months prior to the date of notice of nonrenewal or termination.
Other Provisions. Each Managed Operating Company has agreed to indemnify RMR LLC, its members, officers, employees and affiliates against liabilities relating to acts or omissions of RMR LLC with respect to the provision of services by RMR LLC, except to the extent such provision of services was in bad faith or was grossly negligent. In addition, each agreement provides that any disputes, as defined in those agreements, arising out of or relating to the agreement or the provision of services pursuant thereto, upon the demand of a party to the dispute, shall be subject to mandatory arbitration in accordance with procedures provided in the agreement.
Management Agreements with the Managed Private Real Estate Capital Clients
RMR LLC provides management services to our controlling shareholder, ABP Trust, for which it receives, depending upon the services provided, a management fee in an annual amount equal to 0.5% of ABP Trust’s average invested capital, a property management fee in an amount equal to 3.0% of rents collected from managed properties and a construction supervision fee in an amount equal to 5.0% of the cost of any construction, renovation or repair activities at the managed properties, other than ordinary maintenance and repairs. RMR LLC also earns management fees pursuant to management agreements with other private entities that own commercial real estate, of which certain of our Managed Equity REITs own minority interests.
Management Agreements with the Tremont Clients
Tremont is party to a management agreement with SEVN. Under SEVN’s management agreement, Tremont will implement the business strategies of SEVN subject to the oversight of SEVN’s board of trustees. Tremont is also responsible for SEVN’s day to day operations and to perform (or cause to be performed) corporate office functions for SEVN. Tremont is also party to a management agreement with Centre Street Finance LLC, the terms of which are substantially similar to SEVN’s management agreement with Tremont. Because Centre Street Finance LLC is currently inactive, it is not specifically addressed in this Annex A.
Fees and Expense Reimbursements. Under the management agreements, SEVN is responsible to pay Tremont the following:
•
Base Management Fee: SEVN is required to pay Tremont an annual base management fee equal to 1.5% of SEVN’s equity, payable in cash quarterly (0.375% per quarter) in arrears. Under the management agreement, “equity” means (a) the sum of (i) SEVN’s net asset value as of January 5, 2021, plus (ii) the net proceeds received by SEVN from any future sale or issuance of shares of beneficial interest of SEVN, plus (iii) SEVN’s cumulative core earnings (as defined in the management agreement) for the period commencing on January 5, 2021 to the end of the most recent applicable calendar quarter, less (b) (i) any distributions previously paid to holders of its common shares, (ii) any incentive fee previously paid to Tremont and (iii) any amount that SEVN may have paid to repurchase its common shares. All items in the foregoing sentence (other than clause (a)(iii)) are calculated on a daily weighted average basis. As a result of the merger of Tremont Mortgage Trust (“TRMT”) with and into SEVN (the “Merger”), as of September 30, 2021, the net book value of TRMT was included as equity under the management agreement.

•
Incentive Fee. Pursuant to Tremont’s management agreement with SEVN, SEVN is required to pay Tremont quarterly an incentive fee in arrears in cash equal to the difference between: (a) the product of (i) 20% and (ii) the difference between (A) SEVN’s core earnings for the most recent 12 month period (or such lesser number of completed calendar quarters, as applicable), including the calendar

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quarter (or part thereof) for which the calculation of the incentive fee is being made, and (B) the product of (1) SEVN’s equity in the most recent 12 month period (or such lesser number of completed calendar quarters, as applicable), including the calendar quarter (or part thereof) for which the calculation of the incentive fee is being made, and (2) 7% per year and (b) the sum of any incentive fees paid to Tremont with respect to the first three calendar quarters of the most recent 12 month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No incentive fee shall be payable with respect to any calendar quarter unless SEVN’s core earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters, as applicable) in the aggregate is greater than zero. The incentive fee may not be less than zero.
For purposes of the calculation of base management fees and incentive fees payable to Tremont, core earnings is defined as net income (or loss) attributable to common shareholders computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss), and excluding: (a) the incentive fees earned by Tremont; (b) depreciation and amortization (if any); (c) non cash equity compensation expense (if any); (d) unrealized gains, losses and other similar non-cash items that are included in net income for the period of the calculation (regardless of whether such items are included in or deducted from net income or in other comprehensive income or loss under GAAP); and (e) one-time events pursuant to changes in GAAP and certain material non cash income or expense items (for SEVN, after discussions between Tremont and SEVN’s independent trustees and approved by a majority of such independent trustees). Pursuant to the terms of the management agreement, the exclusion of depreciation and amortization from the calculation of core earnings shall only apply to owned real estate. Shares of beneficial interest of SEVN that are entitled to a specific periodic distribution or have other debt characteristics will not be included in equity for the purpose of calculating incentive fees payable to Tremont. Instead, the aggregate distribution amount that accrues to such shares during the calendar quarter of such calculation will be subtracted from core earnings for purposes of calculating incentive fees, unless such distribution is otherwise already excluded from core earnings. Equity and core earnings as defined in each management agreement are non-GAAP financial measures and may be different than shareholders’ equity and net income of SEVN calculated according to GAAP.
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Termination Fee. In the event the management agreement is terminated by SEVN without a cause event or by Tremont for a material breach, SEVN will be required to pay Tremont a termination fee equal to (a) three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case paid or payable to Tremont during the 24 month period immediately preceding the most recently completed calendar quarter prior to the date of termination or, if such termination occurs within 24 months of its initial commencement, the base management fee and the incentive fee will be annualized for such two year period based on such fees earned by Tremont during such period, plus (b) $1.6 million. In addition, the initial organizational costs related to TRMT’s formation and the costs of its initial public offering and the concurrent private placement that Tremont had paid pursuant to its management agreement with TRMT will be included in the “Termination Fee” under and as defined in SEVN’s management agreement with Tremont. No termination fee will be payable if the management agreement is terminated by SEVN for a cause event.

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Expense Reimbursement. Tremont, and not SEVN, will be responsible for the costs of Tremont’s employees who provide services to SEVN, including the cost of SEVN’s personnel who originate SEVN’s loans, unless any such payment or reimbursement is specifically approved by a majority of the independent trustees of SEVN, is a shared services cost or relates to awards made under any equity compensation plan adopted by SEVN from time to time. SEVN is required to pay or to reimburse Tremont and its affiliates for all other costs and expenses of SEVN’s operations, including but not limited to, the costs of rent, utilities, office furniture, equipment, machinery, facilities and other overhead type expenses, the costs of legal, accounting, auditing, tax planning and tax return preparation, consulting services, diligence costs related to SEVN’s investments, investor relations expenses and other professional services, personnel and support shared by Tremont, and other costs and expenses not specifically required under the management agreement to be borne by Tremont. Some of these overhead, professional and other services will be provided by RMR LLC

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pursuant to a shared services agreement between Tremont and RMR LLC. In addition, SEVN will also pay its pro rata portion of internal audit costs incurred by RMR LLC on behalf of SEVN.
Term and Termination. The initial term of the management agreement with SEVN ends on December 31, 2023, and the agreement will automatically renew for successive one year terms beginning January 1, 2024 and each January 1 thereafter, unless it is sooner terminated upon written notice delivered no later than 180 days prior to a renewal date by the affirmative vote of at least two thirds (2/3) of the independent trustees of SEVN based upon a determination that (a) Tremont’s performance is unsatisfactory and materially detrimental to SEVN or (b) the base management fee and incentive fee, taken as a whole, payable to Tremont under the management agreement are not fair to SEVN (provided that in the instance of (b), Tremont will be afforded the opportunity to renegotiate the base management fee and incentive fee prior to termination). The management agreement may be terminated by Tremont before each annual renewal upon written notice delivered to the board of trustees of SEVN no later than 180 days prior to an annual renewal date.
Tremont may terminate the management agreement with SEVN if SEVN becomes required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), with such termination deemed to occur immediately before such event. In addition, Tremont may terminate the management agreement upon 60 days’ written notice for a material breach by SEVN, as defined in its management agreement, which includes if SEVN defaults in the performance or observance of any material term, condition or covenant contained in the management agreement, the consequence of which was materially adverse to Tremont and which did not result from and was not attributable to any action, or failure to act, of Tremont and the default continues for a period of 30 days after written notice to SEVN requesting that the default be remedied within that period, SEVN materially reduces Tremont’s duties and responsibilities or scope of its authority under the management agreement or SEVN ceases or take steps to cease to conduct the business of originating or investing in commercial real estate loans.
Other Provisions. SEVN has agreed to indemnify Tremont and its affiliates, including RMR LLC, its members, officers, employees and affiliates against liabilities relating to acts or omissions of such party with respect to the provision of services to SEVN, except to the extent such provision of services was in bad faith or was grossly negligent. In addition, the management agreement provides that any disputes, as defined in the agreements, arising out of or relating to the agreement or the provision of services pursuant thereto, upon the demand of a party to the dispute, shall be subject to mandatory arbitration in accordance with procedures provided in the agreement.
Reimbursable Compensation and Benefits
Reimbursable compensation and benefits include reimbursements, at cost, that arise primarily from services RMR LLC provides pursuant to its property management agreements, a significant portion of which are charged or passed through to and were paid by tenants of our clients. RMR LLC realized reimbursable compensation and benefits for the fiscal year ended September 30, 2022 of $56.7 million. Reimbursable compensation and benefits also include grants of common shares from our clients directly to certain of RMR LLC’s officers and employees in connection with the provision of management services to those clients. For the fiscal year ended September 30, 2022, we recognized $7.1 million for these equity based compensation expense and related reimbursements.
Other Reimbursable Expenses
Other reimbursable expenses include reimbursements that arise from services RMR LLC provides pursuant to its property management agreements, which include third party costs related to matters such as maintenance and repairs, security and cleaning services, a significant portion of which are charged or passed through to and were paid by tenants of our clients. RMR LLC recognized other reimbursable expenses for the fiscal year ended September 30, 2022 of $568.8 million.
Share Awards by Our Public Clients
Our public clients annually award equity grants to certain of our Directors, officers and employees. During the fiscal year ended September 30, 2022, the compensation committees of the Managed REITs and the public Managed Operating Companies awarded common shares directly to such persons in connection with

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their service as officers and employees of, or the provision of services to, those companies. Based on their grant date values, the aggregate value of such awards was as follows: $0.9 million from DHC; $1.2 million from ILPT; $2.5 million from OPI; $2.6 million from SVC; $1.8 million from ALR; $7.6 million from TA; and $1.7 million from SEVN.1 On occasion, our public clients have entered into arrangements with former employees of RMR LLC in connection with the termination of their employment with RMR LLC, providing for the acceleration of vesting of common shares previously awarded to them under the respective companies’ equity compensation plan.
The Up-C Transaction
The transaction by which, among other things, DHC, OPI, Select Income REIT (now part of OPI) and SVC, the four then existing Managed Equity REITs, acquired 15,000,000 Class A Common Shares (the “Up-C Transaction”) from us, was completed on June 5, 2015 pursuant to transaction agreements, we, RMR LLC and ABP Trust entered with each of such Managed Equity REIT. On July 1, 2019, DHC, OPI (including the shares Select Income REIT had acquired) and SVC sold all their Class A Common Shares in an underwritten public offering at a price to the public of $40.00 per share pursuant to an underwriting agreement among us, those Managed Equity REITs and the underwriters named therein. In addition to the amended and restated business management agreement and amended and restated property management agreement RMR LLC entered with each such Managed Equity REIT, we are party to the agreements described below which were entered into on June 5, 2015 in connection with the Up-C Transaction:
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ABP Trust Registration Rights Agreement. We are party to a registration rights agreement with ABP Trust pursuant to which we have granted ABP Trust demand and piggyback registration rights, subject to certain limitations, covering the Class A Common Shares ABP Trust owns, including the shares received on conversion of Class B-1 Common Shares or redemption of the paired Class B-2 Common Shares and Class A Units of RMR LLC.

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Tax Receivable Agreement. We are party to a tax receivable agreement with ABP Trust that provides for the payment by RMR Inc. to ABP Trust of 85.0% of the amount of cash savings, if any, in U.S. federal, state and local income or franchise tax that we realize as a result of (a) the increases in tax basis attributable to our dealings with ABP Trust and (b) tax benefits related to imputed interest deemed to be paid by us as a result of the tax receivable agreement. Payments made under the tax receivable agreement are required to be made within 80 days of the filing of our tax returns. The term of the tax receivable agreement commenced on June 5, 2015 and will continue until all such tax benefits have been utilized or expired, unless the tax receivable agreement is terminated upon a change of control or upon certain breaches of the agreement that we fail to cure in accordance with the terms of the agreement. The tax receivable agreement provides that, upon certain changes of control and certain breaches of the agreement that we fail to cure in accordance with the terms of the agreement, our obligations with respect to redeemable class A membership units of RMR LLC will be accelerated. In those circumstances, our obligations under the tax receivable agreement would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits described in the tax receivable agreement, and that any class A membership units of RMR LLC that have not been redeemed will be deemed redeemed for the market value of our Class A Common Shares at the time of the change of control or breach, as applicable. It is possible, in these circumstances, that the cash tax savings realized by us may be significantly less than the corresponding tax receivable agreement payments.

As of September 30, 2022, we had recorded a liability of $25.6 million payable to ABP Trust under the tax receivable agreement, which relates to our purchase of 15,000,000 class A membership units of RMR LLC in the Up-C Transaction. During the fiscal year ended September 30, 2022, we paid $2.2 million to ABP Trust pursuant to the tax receivable agreement. Future redemptions of ABP Trust’s class A membership units of RMR LLC, if and when they occur, are expected to give rise to increases in the tax basis of the assets of RMR LLC attributable to our interests in RMR LLC. Such increases in tax basis are likely to increase (for tax purposes) amortization deductions and therefore

1
The award of shares from SEVN includes awards made in October 2021 and in September 2022. The October 2021 awards were made in respect of fiscal year 2021, but were not made until October 1, 2021 following the merger of Tremont Mortgage Trust with and in to SEVN, effective September 30, 2021.

A-9 THE RMR GROUP INC.	2023 Proxy Statement

reduce the amount of income tax we would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the increased tax basis is allocated to those assets. As a result, any such future redemptions are expected to increase the amounts payable to ABP Trust under the tax receivable agreement.
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The RMR LLC Operating Agreement. RMR LLC is party to the LLC operating agreement with us and ABP Trust, which agreement governs the operations of RMR LLC and the rights and obligations of its members. Through our status as the managing member of RMR LLC, we exercise control over RMR LLC and are responsible for all operational and administrative decisions of RMR LLC and the day to day management of RMR LLC’s business.

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Distributions by RMR LLC to its Members. We determine when distributions will be made to the members of RMR LLC and the amount of any such distributions, except that RMR LLC is required by the LLC operating agreement to make certain distributions to the members of RMR LLC quarterly on the basis of the assumed tax liabilities of the members and in connection with a dissolution of RMR LLC. Under the LLC operating agreement, all distributions from RMR LLC are to be made to the members of RMR LLC pro rata in accordance with the percentage interest of the membership units they hold and net profits and net losses of RMR LLC generally are to be allocated to its members pro rata in accordance with the percentage interest of the membership units they hold. For the fiscal year ended September 30, 2022, pursuant to the LLC operating agreement, RMR LLC made required quarterly tax distributions to holders of its membership units totaling $30.3 million. ABP Trust or its subsidiary, as the holder of 15,000,000 class A membership units of RMR LLC, received $14.3 million of these distributions by RMR LLC, and we received the balance. To fund our payment of dividends aggregating $25.7 million for Class A Common Shares and for Class B-1 Common Shares during the fiscal year ended September 30, 2022, RMR LLC paid distributions in the aggregate of $39.1 million to holders of its class A membership units and class B membership units. For the fiscal year ended September 30, 2022, ABP Trust or its subsidiary, as the holder of 15,000,000 class A membership units of RMR LLC, received an aggregate of $18.6 million of these distributions by RMR LLC, and we received the balance.

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Coordination of RMR Inc. and RMR LLC. RMR LLC is permitted to issue additional RMR LLC membership units from time to time provided that they are substantially equivalent to additional equity securities issued from time to time by us. At any time we issue any equity securities, we have agreed to contribute to RMR LLC the net proceeds, if any, we received in connection with the issuance. In exchange for the contribution, RMR LLC has agreed to issue to us an equivalent number of units of RMR LLC with substantially the same rights and restrictions. Conversely, if we redeem or repurchase any of our equity securities, RMR LLC will, immediately prior to our redemption or repurchase, redeem or repurchase, upon the same terms and for the same price, an equal number of equity securities of RMR LLC held by us with substantially the same rights and restrictions as the equity securities being redeemed or repurchased. The class A membership units of RMR LLC not held by us and our Class B-2 Common Shares constitute “paired interests.” If RMR LLC issues additional class A membership units to someone other than us, we have agreed to issue to that member an equivalent number of our Class B-2 Common Shares.

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Redemption Rights of Holders of Class A Membership Units. Holders of class A membership units, other than us, may cause RMR LLC to redeem their class A membership units for Class A Common Shares on a 1:1 basis, or we may elect to pay cash on such redemption. For each class A membership unit redeemed, we will automatically redeem the corresponding Class B-2 Common Share comprising the “paired interest” for no additional consideration.

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Transfers of Membership Units of RMR LLC. Membership units of RMR LLC are subject to certain specified restrictions on transfer.

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Indemnification and Exculpation. RMR LLC has agreed to indemnify the current and former members of RMR LLC, executive officers and directors of us or RMR LLC, and current and former executive officers and directors of us or RMR LLC serving at our request or the request of RMR LLC as an executive officer or director of another entity, except in certain matters in which

THE RMR GROUP INC.	2023 Proxy Statement A-10

it is established that the individual in question received an improper benefit or undertook active and deliberate dishonesty. We, our affiliates and executive officers, the tax matters partner of RMR LLC and the executive officers of RMR LLC will not be liable to RMR LLC or to any non-managing member of RMR LLC for any act or omission performed or omitted by or on behalf of the individual or entity in question in such capacity, with an exception for certain matters for which it is established that the person received an improper benefit or undertook active and deliberate dishonesty.
Leases
As of September 30, 2022, we leased from ABP Trust and certain Managed Equity REITs office space for use as our headquarters and local offices. During the fiscal year ended September 30, 2022, we incurred rental expense pursuant to these leases aggregating $5.9 million. Generally, the rents RMR LLC pays the Managed Equity REITs were set at the average building rent for third party tenants in the same buildings at the time the leases were entered and the leases were approved by the independent trustees of the applicable Managed Equity REIT. The rents RMR LLC pays to ABP Trust were set based upon a survey of comparable market rents at the time the leases were entered. These leases have various termination dates and many have renewal options. Some of these leases are terminable on 30 days’ notice and many allow RMR LLC to terminate early if RMR LLC’s management agreements applicable to the buildings in which RMR leases space are terminated.
Other
We entered into retirement agreements with certain of our former officers in connection with their retirements. Pursuant to these agreements, we made various cash payments and accelerated the vesting of unvested shares RMR Inc. previously awarded to these retiring officers. We also enter into separation arrangements from time to time with other nonexecutive officers and employees of ours. For the fiscal year ended September 30, 2022, we did not recognize any separation costs in connection with the resignations and retirements of our executive officers.
On May 11, 2022, Tremont purchased 882,407 SEVN common shares of beneficial interest from Diane Portnoy, the mother of Adam D. Portnoy, for an aggregate purchase price of $9.5 million. As of January 11, 2023, Tremont owned 1,708,058 SEVN common shares, and Mr. Portnoy beneficially owned 1,974,257 SEVN common shares, or 13.4% of SEVN’s outstanding common shares of beneficial interest (including through Tremont and ABP Trust).
We, DHC, ILPT, OPI, SVC, ALR, TA and SEVN participate in a combined directors’ and officers’ liability insurance policy for primary coverage, including errors and omissions coverage for RMR LLC. We paid a premium of $0.1 million for this coverage for the policy year ending September 30, 2022 and $0.3 million for the policy years ending September 30, 2023 and 2024. The premiums for the combined policies were allocated among the insured companies after consultation with our insurance broker.
Pursuant to RMR LLC’s management agreements with our clients, RMR LLC may from time to time negotiate on behalf of such entities with certain third party vendors and suppliers for the procurement of services to them. As part of this arrangement, these entities may enter agreements with RMR LLC and our clients for the purpose of obtaining more favorable terms from such vendors and suppliers.
We and our public clients have in the past held, and likely will in the future hold, business meetings at Sonesta operated hotels from time to time, and the directors, trustees, officers and employees of us and our public clients have in the past stayed, and are likely in the future to stay, overnight at Sonesta operated hotels when traveling for business. The applicable company pays Sonesta for the use of meeting space and related services and pays Sonesta or reimburses its directors, trustees, officers or employees for the costs of these hotel stays.
For more information about related person transactions, please see the proxy statements and periodic reports filed with the SEC by our public clients, i.e., DHC, ILPT, OPI, SVC, ALR, TA and SEVN. These SEC filed proxy statements and periodic reports are available at www.sec.gov. Those documents are not incorporated by reference into this Proxy Statement. Also, please see Note 5, Related Person Transactions, included in the audited consolidated financial statements included in our Annual Report for additional information regarding related party transactions for the fiscal year ended September 30, 2022.

A-11 THE RMR GROUP INC.	2023 Proxy Statement

THANK YOU
Thank you for being a shareholder of The RMR Group Inc.

INVESTOR RELATIONSTHE RMR GROUP INC.255 WASHINGTON STREET, SUITE 300NEWTON, MASSACHUSETTS 02458 SCAN TOVIEW MATERIALS & VOTE AUTHORIZE YOUR PROXY BY INTERNETBefore the meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m., Eastern Time, on March 28, 2023. Have your proxy card in hand whenyou access the website and follow the instructions to obtain your records and to submit yourvoting instructions.AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.,Eastern Time, on March 28, 2023. Have your proxy card in hand when you call and thenfollow the instructions.If the meeting is postponed or adjourned, the above times will be extended to 11:59 p.m.,Eastern Time, on the day before the reconvened meeting.AUTHORIZE YOUR PROXY BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to The RMR Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.VOTE BY VIRTUALLY ATTENDING THE MEETINGDuring the meeting - Go to https://www.viewproxy.com/rmrgroup/2023You may attend the meeting via the internet and vote during the meeting. Have your proxycard in hand when you access the website and follow the instructions provided on the website. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYD94766-P83534 THE RMR GROUP INC.The Board of Directors Recommends a Vote FOR all Nomineesfor Director in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors. Jennifer B. Clark Ann Logan Rosen Plevneliev Adam D. Portnoy Jonathan Veitch Walter C. Watkins, Jr. For Withhold 2. Advisory vote to approve executive compensation.3. Ratification of the appointment of Deloitte & Touche LLPas independent auditors to serve for the 2023 fiscal year. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTEDAS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BEVOTED FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL1 AND FOR PROPOSALS 2 AND 3.TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLELAW, THE PROXIES, IN THEIR DISCRETION, AREAUTHORIZED TO VOTE AND OTHERWISE REPRESENTTHE UNDERSIGNED ON SUCH OTHER MATTERS AS MAYPROPERLY COME BEFORE THE MEETING OR AT ANYPOSTPONEMENT OR ADJOURNMENT THEREOF. For Against Abstain (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, pleasegive full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If apartnership, please sign in partnership name by authorized person indicating title.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

P83534THE RMR GROUP INC.ANNUAL MEETING OF SHAREHOLDERSMarch 29, 2023, 9:30 a.m., Eastern TimeVirtually via the Internet athttps://www.viewproxy.com/rmrgroup/2023The 2023 Annual Meeting of Shareholders of The RMR Group Inc. will address the following items of business:1. Election of the Directors named in the Proxy Statement to the Company's Board of Directors;2. Advisory vote to approve executive compensation;3. Ratification of the appointment of Deloitte & Touche LLP as our independent auditors to serve for the 2023 fiscal year; and4. Transaction of such other business as may properly come before the meeting and at any postponements or adjournments of the meeting.THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Proxy THE RMR GROUP INC.ANNUAL MEETING OF SHAREHOLDERSMarch 29, 2023, 9:30 a.m., Eastern TimeImportant Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the 2023 Annual Meeting of Shareholders of The RMR Group Inc. (the "Company"), including the Company’s annual report and proxy statement, are available on the internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the reverse side hereof. This proxy is solicited on behalf of the Board of Directors of The RMR Group Inc.The undersigned shareholder of the Company hereby appoints Jennifer B. Clark and Adam D. Portnoy, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2023 Annual Meeting of Shareholders of the Company to be held on March 29, 2023, at 9:30 a.m., Eastern Time, virtually via the internet at https://www.viewproxy.com/rmrgroup/2023, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the annual report and the proxy statement, which includes the Notice of 2023 Annual Meeting of Shareholders, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR
ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.See reverse for instructions on how to authorize a proxy.